Exhibit 10.1

LEASE

Between

LITHIUM NICKEL ASSET HOLDING COMPANY I, INC., Landlord

and

EEI ACQUISITION CO., LLC, Tenant

Premises

12801 NW Highway 441
Alachua, Florida 32615
[Lithium-Ion Building]

INDEX

Article	Caption	Page

1	Certain Definitions	1
2	Demise	2
3	Term	2
4	Commencement Date/Escrow Funds	2
5	Rent	3
6	Tax Payment	3
7	Liability for Payments	5
8	Use and Occupancy	6
9	Alterations	6
10	Liability of Landlord	8
11	Premises "As Is"; Repairs and Maintenance; Environmental	8
12	Entry by Landlord	10
13	Compliance with Legal Requirements and Insurance Requirements	10
14	Utilities and Services	12
15	Insurance	12
16	Fire and other Casualty	14
17	Condemnation	16
18	Assignment and Subletting	19
19	Default and Certain Remedies of Landlord	21
20	Subordination and Non-Disturbance	25
21	Security	26
22	Surrender	27
23	No Waiver	27
24	Quiet Enjoyment	28
25	Assignment of Subleases - Attornment	28
26	Intentionally Omitted
27	Shoring, Excavation of Adjoining Property, Encroachments	29
28	Jury Waiver	29
29	Estoppel Certificates	30
30	Notices	31
31	Broker	31
32	Self-Help	32
33	Indemnification by Tenant	32
34	Limitation of Liability	32
35	Arbitration	33
36	Non-Merger	33
37	Named Tenant's Option to Purchase	34
38	Entire Agreement	34
39	No Oral Modification	34
40	Successors and Assigns	34
41	Index and Paragraph Headings	34
42	Invalidity of Particular Provisions	34
43	Mechanics' Liens and Other Liens	35
44	Interpretations	35
45	No Offer	35
46	No Recording of Lease	35

1

EXHIBITS

2

               LEASE (this “Lease”) made as of April 5, 2006 (“Effective Date”), between LITHIUM NICKEL ASSET HOLDING COMPANY I, INC., a Delaware corporation (“Landlord”) having an address c/o Topspin Partners, L.P., Three Expressway Plaza, Roslyn Heights, New York 11577, and EEI ACQUISITION CO., LLC, a Delaware limited liability company (“Tenant”) having an address c/o Electro Energy Inc., 30 Shelter Rock Road, Danbury, Connecticut 06810.

W I T N E S S E T H:

               WHEREAS, Landlord is the owner of the Premises (as defined in subparagraph 1.1.10); and

               WHEREAS, Tenant desires to lease and hire the Premises from Landlord, and Landlord desires to demise and lease the Premises to Tenant pursuant to the terms and conditions contained herein.

               NOW, THEREFORE, in consideration of the mutual agreements herein contained, Landlord and Tenant hereby covenant and agree as follows:

1.    CERTAIN DEFINITIONS.

        1.1 For the purposes of this Lease, unless the context otherwise requires, the following words and terms shall have the meanings indicated:

1.1.1 Fee Mortgage: Any mortgage from time to time on all or any part of the fee estate in the Premises.

1.1.2 Fee Mortgagee: The holder or holders from time to time of any Fee Mortgage.

1.1.3 Insurance Requirements: The terms, covenants, conditions and provisions of all insurance policies required to be maintained hereunder and all present or future requirements of any insurer of the Premises or any part thereof and the rules, orders, regulations or requirements of the national and local Board of Fire Underwriters, the State of Florida Fire Rating organization or any other similar body having jurisdiction and those of any appropriate agency, office, department, board or commission thereof.

1.1.4 Interest Rate: The lesser of (a) twelve percent (12%) per annum, or (b) the maximum amount permitted under applicable Legal Requirements.

1.1.5 Lease Year: That period of twelve (12) full consecutive calendar months beginning with the first full calendar month of the Term and each subsequent period of twelve (12) consecutive calendar months during the Term, provided that if the Term commences on a day other than the first day of a calendar month, then the initial fractional month of the Term plus the next succeeding twelve (12) full calendar months shall constitute the first Lease Year of the Term.

1.1.6 Legal Requirements: All laws, statutes, ordinances, building codes, zoning regulations and ordinances and the orders, rules, regulations and requirements of all federal, state, local and municipal governments, and the appropriate agencies, officers, departments, boards and commissions thereof, whether now or hereafter in effect which may be applicable or claimed to be applicable to the Premises or any part thereof or the use or manner of use of all or any part of the Premises or the sidewalks and curbs adjacent thereto.

1.1.7 Permitted Encumbrances: Those items set forth on Schedule B annexed hereto and made a part hereof.

1.1.8 Premises: The lithium-ion building and improvements commonly known as 12801 NW Highway 441, Alachua, Florida 32615 (the “Building”) and that certain plot, piece or parcel of land situate, lying and being in the City of Gainesville, County of Alachua and State of Florida (the “Land”) on which the lithium-ion building and improvements are situated, as defined and cross-hatched in the site plan for the Premises annexed hereto as Exhibit A-1 and made a part hereof.

1.1.9 Project: Those certain plots, pieces or parcels of land situate, lying and being in the City of Gainesville, County of Alachua and State of Florida, together with the buildings and improvements situated thereon, as shown on the general site plan annexed hereto as Exhibit A, including, without limitation, the Premises.

1.1.10 Term: The Term of this Lease as more particularly described in Section 3.1.

2.    DEMISE.

        2.1 Landlord hereby demises and leases the Premises to Tenant and Tenant hereby leases and hires same from Landlord.

               TO HAVE AND TO HOLD the same subject to the terms and conditions of this Lease and the Permitted Encumbrances.

3.    TERM; RENEWAL TERM.

        3.1 The initial term of this Lease (“Term”) shall be for six (6) years commencing on the Commencement Date (as defined in Section 4.1 below) and expiring on the last day of the month preceding the month in which the sixth (6th) anniversary of the Commencement Date occurs (the “Expiration Date”), unless sooner terminated as hereinafter provided.

        3.2 The originally named Tenant herein (the “Named Tenant”) shall have the option to renew the Term of this Lease for the period(s) and upon the terms contained in Section 3.3 hereof. Upon the commencement of any Renewal Term described therein, (i) any applicable Renewal Term shall be added to and become a part of the Term, (ii) any reference in this Lease to the “Term” shall be deemed to include the applicable Renewal Term, and (iii) the “Expiration Date” shall mean the date of expiration of the applicable Renewal Term.

        3.3 (a) Named Tenant shall have the right (each a “Renewal Option”) to extend the initial Term of this Lease (“Initial Term”) for two (2) periods of six (6) years each (each such period being a “Renewal Term”), provided that Named Tenant shall give Landlord notice of its election to renew the Term of this Lease (the “Renewal Notice”), on or before the date (the “Renewal Term Notice Date”) that is one (1) year prior to the applicable Expiration Date, and upon the giving of such notice this Lease shall be deemed renewed for the applicable Renewal Term with the same force and effect as if such Renewal Term had initially been included in the Term. All of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Renewal Term, except that the Fixed Rent for the Renewal Term shall be as set forth in Article 5 below. All references in this Lease to “Term” shall include the Renewal Term which is effective in accordance with the provisions of this Section.

              (b) Each Renewal Option shall be conditioned upon no Event of Default having occurred hereunder, and upon this Lease being in full force and effect on the date of Landlord’s receipt of Named Tenant’s Renewal Notice and on the commencement date of the applicable Renewal Term (“Renewal Term Commencement Date”). Any termination, cancellation, surrender, assignment or sublet of the interest of Named Tenant under this Lease at any time during the Term shall terminate the Renewal Option hereunder.

4.    COMMENCEMENT DATE.

               4.1.1.     The “Delivery of Possession Date” shall mean the date on which Landlord shall have delivered exclusive possession of the Premises to Tenant, which date shall be the date of closing of the transactions contemplated by and described in that certain Asset Purchase Agreement dated March 31, 2006 by and between Landlord, as seller, and Tenant, as buyer (the “Asset Purchase Agreement”). The Delivery of Possession Date shall be deemed the “Commencement Date” and the “Rent Commencement Date” of the Lease for the purposes of this Lease. At the closing thereof, Landlord and Tenant shall execute a “Commencement Date Certificate” in the form attached hereto as Exhibit C.

5.    RENT.

        5.1 During the initial Term, Tenant shall pay to Landlord fixed annual rent (“Fixed Annual Rent”) as follows:

Lease Year	Fixed Annual Rent	Monthly Installments

1	$120,000.00	$10,000.00
2	$240,000.00	$20,000.00
3-5	$360,000.00	$30,000.00
6	$600,000.00	$50,000.00

        Fixed Annual Rent for the Renewal Terms shall be determined as hereinafter set forth. Tenant shall pay Fixed Annual Rent during the first year of the first Renewal Term (Lease Year 7), if any, in an amount equal to the fair market rent as hereinafter determined (“Fair Market Rent”) for the Premises as of the first day of the first Renewal Term. After the Fair Market Rent for the seventh (7th) Lease Year (if any) has been determined as set forth below, the Fixed Annual Rent shall increase by five percent (5%) for each Lease Year during the first Renewal Term. Tenant shall pay Fixed Annual Rent during the first year of the second Renewal Term (Lease Year 13), if any, in an amount equal to the Fair Market Rent as of the first day of the second Renewal Term. After the Fair Market Rent for the thirteenth (13th) Lease Year (if any) has been determined, the Fixed Annual Rent shall increase by five percent (5%) for each Lease Year during the second Renewal Term. For purposes of determining the Fair Market Rent during the first Renewal Term and second Renewal Term, the following procedure shall apply:

(i)	The parties shall use commercially reasonable, good faith efforts to attempt to agree on the Fair Market Rent of the Premises within ninety (90) days following the Named Tenant’s Renewal Notice for the applicable Renewal Term. If the parties shall be unable to agree in writing as to such Fair Market Rent within such ninety (90) day period, the Fair Market Rent shall be determined in the following manner. Within ten (10) days after the expiration of such ninety (90) day period, each party shall appoint an appraiser who shall be a licensed commercial MAI real estate appraiser having at least five (5) years’ experience in the appraisal of commercial real property in the City of Gainesville, State of Florida. If either party shall fail to timely appoint an appraiser, the sole appointed appraiser shall proceed conclusively and unilaterally to determine such Fair Market Rent. If the two appraisers are so timely appointed, they each shall render a written determination of the Fair Market Rent within thirty (30) days of such engagement. If the higher of such two appraisals is not greater than 110% of the lower of such two appraisals, Fair Market Rent shall be deemed to be the arithmetical mean of the amounts determined by such appraisers; otherwise, the two appraisers shall agree, within ten (10) days of the receipt of the second appraisal, upon a third appraiser of equal qualification. If the two appraisers shall be unable to agree on the selection of a third appraiser within such ten (10) day period, then either party may request such appointment by the then President of the Gainesville Alachua County Association of Realtors, or any successor organization of comparable function if such Association is not in existence and if there is no such successor organization or if such President shall fail or refuse to make such appointment within twenty (20) days after being requested by either party to do so, then by a circuit court judge of the Circuit Court of the State of Florida in the County of Alachua or any successor court of similar jurisdiction. The decision of the third appraiser shall be binding and conclusive upon the parties. The fees of the appraiser designated by a party shall be borne by that party. The fees of the third appraiser shall be borne equally by Landlord and Named Tenant.

(ii)	The appraisals shall be made based on the highest and best use of the Premises, which the parties hereby agree is for use as a manufacturing and distribution facility.

(iii)	Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that the current rental payable by Named Tenant under this Lease is below the fair market rental value of the Premises, and that such rental amount shall be completely disregarded by the parties and any appraisers in computing the Fair Market Rent of the Premises. Further, the parties agree that notwithstanding anything contained herein to the contrary, including, but not limited to, any appraiser’s determination of the Fair Market Rent, (i) in no event shall the Fair Market Rent of the Premises with respect to the first Renewal Term be less than Fixed Annual Rent payable during the Initial Term, and (ii) in no event shall Fair Market Rent of the Premises with respect to the second Renewal Term be less than Fixed Annual Rent payable during the first Renewal Term.

        After a determination has been made of the Fixed Annual Rent for the first Renewal Term and second Renewal Term, if any, the parties shall execute and deliver to each other an instrument setting forth the Fixed Annual Rent for the applicable Renewal Term.

        5.2 Fixed Annual Rent shall be paid to Landlord commencing on the Commencement Date in consecutive, equal monthly installments in advance on the first day of every month during the Term without demand and without any offset, deduction or abatement whatsoever at Landlord’s address first set forth above or at such other place as Landlord may from time to time designate, except that the first monthly installment of Fixed Annual Rent in the amount of Ten Thousand and 00/100 Dollars ($10,000.00) plus the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) representing payment of the last two (2) months of Fixed Annual Rent during the last year of the Term shall be paid to Landlord upon Tenant’s execution and delivery of this Lease. Fixed Annual Rent and all other charges payable by Tenant hereunder shall be paid in lawful money of the United States which shall be legal tender for the payment of all debts and dues, public and private, at the time of payment. With respect to the Renewal Terms, Tenant shall, within ten (10) days after Fair Market Rent has been determined, pay any such additional sums required by Landlord representing payment of the balance due for the last two (2) months of Fixed Annual Rent during the last year of the Term so that Tenant shall have paid in full the last two (2) months of Fixed Annual Rent during the last year of the Term to Landlord in advance. In addition to the foregoing, Tenant shall pay, as Additional Rent (as hereinafter defined) an amount equal to Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($8,333.33) per month, until such time as Landlord shall have delivered exclusive possession of the sintering building (as more particularly described in, and which is the subject of, the Sintering Building Lease (as hereinafter defined) to Tenant and shall have completed the required clean up in accordance with Exhibit F of the Sintering Building Lease and as required under the Asset Purchase Agreement (the “Required Clean-Up”).

        5.3 If this Lease shall end on a day other than the last day of a calendar month, except due to an Event of Default, the Fixed Annual Rent for such month shall be prorated.

        5.4 During the Term, Tenant shall also pay to Landlord additional rent (herein called “Additional Rent”) consisting of all sums, costs, expenses, payments and deposits required of Tenant pursuant to the terms of this Lease, including, without limitation, the Tax Payments (hereinafter defined) and any other payment as shall become due from and payable by Tenant to Landlord hereunder; all to be paid to Landlord or to Landlord’s agent without set-off or deduction at such place as Landlord shall designate by notice to Tenant from time to time. Unless otherwise instructed by Landlord, Fixed Annual Rent and Additional Rent (collectively, “Rent”) shall be paid by good and sufficient check (subject to collection) or, at Landlord’s election, by wire transfer of immediately available federal funds to Landlord or its designee.

        5.5 In addition to any other remedies Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies hereunder, if any installment of Fixed Annual Rent or Additional Rent payable hereunder is not paid within five (5) days after same is due, the same shall bear interest at the Interest Rate from the due date thereof until paid. Such interest shall be Additional Rent hereunder, payable on demand.

        5.6 Except as otherwise expressly provided in Article 6 of this Lease, Tenant will pay the Rent without notice or demand, without regard to any counterclaim, right of set-off, deduction or defense Tenant may have against Landlord, and without abatement, suspension, deferment, diminution or reduction, by reason of, and the obligations of Tenant hereunder shall not in any way be affected by (a) any restriction, prevention or curtailment of or interference with any use of the Premises or any part thereof as a result of any Legal Requirement, condemnation or otherwise; or (b) any damage to or destruction of the Premises or any part thereof; or (c) any title defect or encumbrance or any eviction or prospective eviction from the Premises or any part thereof by title paramount or otherwise; or (d) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Landlord, or any action taken with respect to this Lease by any trustee or receiver of Landlord, or by any court in any such proceeding; or (e) any claim which Tenant has or might have against Landlord; or (f) any failure on the part of Landlord to perform or comply with any of the terms hereof or of any other agreement with Tenant, including, without limitation, any obligations (indemnification or otherwise) of Landlord under that the Asset Purchase Agreement; or (g) any other occurrence whatsoever, whether similar or dissimilar to the foregoing; in each case whether or not Tenant shall have notice or knowledge of any of the foregoing. Tenant hereby waives all rights now or hereafter conferred upon it by statute or otherwise to quit, terminate or surrender this Lease or the Premises, or any part thereof, or to any abatement, suspension, deferment, diminution or reduction of Rent or any of the obligations to be performed thereunder.

6.    TAX PAYMENT.

        6.1 For the purposes of this Article 6, the following terms shall have the meanings set forth below.

               (a)    “Assessed Valuation” shall mean the amount for which the Premises, if the Premises are separately assessed, or the Project, as the case may be, is assessed by the County of Alachua, City of Gainesville and/or any other municipality for the purpose of imposition of Taxes; provided, however that Tenant is authorized to apply for a separate tax folio number for the Premises, at Tenant’s sole cost and expense.

               (b)    “Taxes” shall mean the aggregate amount of all real estate, rental taxes, gross receipts taxes, general intangible taxes and any general or special assessments imposed upon the Premises (or the Project if the Premises are not separately assessed), including, without limitation, (i) taxes, assessments and fees of any business improvement district or similar association, and (ii) any taxes or assessments levied after the date of this Lease in whole or in part for public benefits to the Premises (or the Project, as the case may be), without taking into account any discount that Landlord may receive by virtue of any early payment of Taxes; provided, that if because of any change in taxation any other tax, fee or assessment, however denominated is imposed upon Landlord or the owner of the Premises (or the Project, as the case may be), or the occupancy, rents or income therefrom, in substitution for or in addition to any of the foregoing Taxes, such other tax or assessment shall be deemed part of Taxes computed as if Landlord’s sole asset were the Premises, or the Project, as the case may be. With respect to any Tax Year, all expenses, including attorneys’ fees and disbursements, experts’ and other witnesses’ fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for such Tax Year. Anything contained herein to the contrary notwithstanding, Taxes shall not be deemed to include (i) any taxes on Landlord’s income, (ii) franchise taxes, (iii) estate or inheritance taxes or (iv) any similar taxes imposed on Landlord, unless such taxes are levied, assessed or imposed in lieu of or as a substitute for or in addition to the whole or any part of the taxes, assessments, levies, impositions which now constitute Taxes.

               (c)    “Tax Statement” shall mean a statement in reasonable detail setting forth the Taxes for a Tax Year.

               (d)    “Tax Year” shall mean the fiscal year or years adopted by the governmental authority imposing Taxes as its fiscal year for real estate tax purposes, any portion of which occurs during the Term.

During the Term of this Lease, Tenant shall pay to Landlord or the appropriate governmental authority, within ten (10) days after demand by Landlord, all current Taxes, specifically excluding any payment or obligation with respect to Outstanding Taxes, as defined below, for which Landlord shall be solely responsible (the “Tax Payment”) with respect to the Premises, provided, however that if the Premises are not assessed as a separate tax parcel, then Tenant shall pay Landlord, as the Tax Payment, Tenant’s pro rata share of Taxes within ten (10) days after demand by Landlord. Tenant’s pro rata share of Taxes shall be the ratio of the total square feet of floor area in the Building to the total square feet of floor area in all buildings in the Project. If the number of square feet of floor area in the Project changes during the Term, then Tenant’s pro rata share shall be adjusted accordingly. Tenant hereby waives any rights that Tenant may have to be exempt from the payment of Taxes or the Tax Payment by virtue of diplomatic status or otherwise. Notwithstanding anything to the contrary contained herein, solely with respect to Taxes accrued and remaining unpaid prior to the Commencement Date (collectively, the “Outstanding Taxes”), Tenant shall have the right, but not the obligation to pay any portion of Outstanding Taxes, including without limitation any installment due under any arrangement, contract, settlement or understanding between the Landlord and the applicable taxing authority directly to such taxing authority during the initial Term or any Renewal Term, in lieu of payment of such amount of Fixed Annual Rent to Landlord. Tenant shall submit to Landlord copies of all such payments made to the applicable taxing authority as and when paid. In addition to the foregoing, Tenant shall provide Landlord with copies of all documents, invoices and correspondence related to payment of the Outstanding Taxes within ten (10) days after Tenant’s receipt thereof. Upon satisfaction of all Outstanding Taxes, Tenant shall resume payment of Fixed Annual Rent as provided in Section 5.1 hereof. Except as specifically provided in this Section, Tenant shall have no right whatsoever to offset, deduct or abate any Rent due Landlord under this Lease. Notwithstanding anything herein, Landlord shall be solely responsible for the payment Outstanding Taxes and shall indemnify and hold tenant harmless from and against any loss, claim or liability arising from Landlord’s failure to make any such payment.

               (e)     Either Landlord or Tenant shall be eligible to institute tax reduction or other proceedings to reduce the Assessed Valuation. In the event that after a Tax Statement has been sent to Tenant, an Assessed Valuation which had been utilized in computing the Taxes for a Tax Year is reduced (as a result of settlement, final determination of legal proceedings or otherwise), and as a result thereof a refund of Taxes is actually received by or on behalf of Landlord, then, promptly after receipt of such refund, Landlord shall send Tenant a Tax Statement adjusting the Taxes for such Tax Year (taking into account the expenses mentioned in Section 6.1(c) hereof) and setting forth Tenant’s pro rata share of such refund and Tenant shall be entitled to receive such pro rata share either, at Landlord’s option, by way of a credit against the Fixed Annual Rent next becoming due after the sending of such Tax Statement or by a refund to the extent no further Fixed Annual Rent is due; provided, however, that Tenant’s pro rata share of such refund shall be limited to the portion of the Tax Payment, if any, which Tenant had theretofore paid to Landlord attributable to Taxes for the Tax Year to which the refund is applicable on the basis of the Assessed Valuation before it had been reduced.

        6.4 The expiration or termination of this Lease during any Tax Year shall not affect the rights or obligations of the parties hereto respecting any payments of Tax Payments for such Tax Year, and any Tax Statement relating to such Tax Payment, may be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination. In determining the amount of the Tax Payment for the Tax Year in which the Term shall expire, the payment of the Tax Payment for the Tax Year shall be prorated based on the number of days of the Term which fall within such Tax Year. Any payments due under such Tax Statement shall be payable within twenty (20) days after such Statement is sent to Tenant.

        6.5 Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges or impositions levied, assessed or imposed upon Tenant’s business, or the receipts or profits thereof, or based upon the use or occupancy of the Premises as well as upon Tenant’s leasehold interest, trade fixtures, furnishings and equipment. In the event any such items of property are assessed with property of Landlord, then, and in such event, such assessment shall be divided equitably between Landlord and Tenant. A tax levied or assessed against or upon Tenant or Tenant’s business based upon such use or occupancy shall be payable by Tenant notwithstanding that it is calculated on the basis of rent payable by Tenant. Tenant, and not Landlord, shall pay, when due and payable, any sales tax, or other excise tax or assessment, if any, now or hereafter levied or assessed upon or against Tenant or Tenant’s business within the Premises. Should the appropriate taxing authority require that any such taxes, imposition, excise and/or assessment be collected by Landlord as agent for or on behalf of such taxing authority, then such tax, excise and/or assessment shall be paid by Tenant to Landlord as agent as Additional Rent in accordance with the terms of any notice to Tenant to such effect. Tenant’s obligations hereunder require, without limitation, that Tenant shall pay to Landlord or the appropriate taxing authority any use or occupancy tax (or its equivalent) imposed on Tenant, or by reason of Tenant’s use or occupancy of the Premises. If Tenant’s non-payment of such use or occupancy tax or other tax, imposition, assessment or excise shall result in a tax lien being filed against the Premises or Project, Landlord shall have the same rights and remedies for the non-payment of such use or occupancy tax, as well as any other tax, imposition, assessment or excise, that it has upon Tenant’s failure to pay Fixed Annual Rent hereunder. Nothing in this Subsection 6.5 is intended to require double payment of any Taxes by Tenant and, to the extent any taxes or assessments are included in Taxes and paid by Tenant as part of the Tax Payment, Tenant shall have no obligation for payment of same under this Subsection 4.3.6, and vice versa.

        6.6 Landlord shall cooperate with Tenant in order to arrange for the direct billing to Tenant of Taxes and all utilities and other services, if any, to the extent furnished to and used solely by the Premises hereunder, provided, however that Landlord does not incur any additional costs or charges hereunder. Tenant shall provide Landlord with copies of all invoices, statements and payments made by Tenant for all Taxes, utilities and other services directly billed to Tenant. If any such Taxes, utilities and other services are unable to be directly billed to Tenant, Tenant shall pay all such costs, charges, fees and expenses to Landlord within ten (10) days after demand thereof.

        6.7 Taxes, all charges for steam, heat, gas, hot water, electricity, light, power and other services furnished to the Premises, all other liabilities and obligations required to be paid or assumed by Tenant hereunder (except for Fixed Annual Rent), in each case to the extent not billed directly to Tenant by the utility provider(s), shall be deemed Additional Rent. In addition, all damages, costs and expenses which Landlord may suffer or incur by reason of any Event of Default under this Lease together with interest thereon at the Interest Rate shall be deemed Additional Rent payable on demand. In the event of non-payment of Additional Rent, Landlord shall have all of the rights and remedies herein provided in the case of non-payment of Fixed Annual Rent.

        6.8 It is the intention of the parties that the Fixed Annual Rent herein reserved is absolutely net and that Landlord shall receive the same free from all taxes that by provisions hereof are made payable by Tenant. Tenant shall pay all costs, charges, expenses and damages which shall or may be chargeable during the Term against the Premises and which, except for the execution and delivery hereof, would have been payable by Landlord.

7.    LIABILITY FOR PAYMENTS.

        7.1 Any liability for the payment by Tenant of any money hereunder, including, without limitation, Additional Rent, shall survive the expiration of the Term or earlier termination of this Lease.

8.    USE AND OCCUPANCY.

        8.1 Tenant shall use and occupy the Premises for battery manufacturing, distributions and research and development operations, and incidental thereto for general office use, all to the extent permitted by Legal Requirements (collectively, the “Permitted Use”), and for no other use or purpose whatsoever. Notwithstanding and without limiting the foregoing, or anything in this Lease to the contrary, Tenant expressly agrees that it shall not use the Premises or permit the Premises to be used for any of the uses or purposes set forth in Exhibit D annexed hereto and made a part hereof (“Prohibited Uses”). Tenant shall have the right to use the parking area shown on Exhibit A-1 only and no other parking area.

               Tenant shall neither use or occupy, nor permit or suffer, the Premises or any part thereof to be used or occupied for any disreputable, extra hazardous, unlawful illegal business, use or purpose, nor in a manner as to constitute a nuisance of any kind, nor in violation of any present or future Legal Requirements or Insurance Requirements. Immediately upon the discovery of any such unlawful, illegal, disreputable or extra hazardous use, or of any use in violation of this Lease, Tenant shall take all necessary steps, legal and equitable, to discontinue such use or to remove any subtenants, occupants or other persons guilty of such use.

        8.2 Tenant shall not permit any portion of the Premises to be used by any persons or entities at any time during the Term in such manner as might make possible a claim or claims of adverse use, adverse possession, prescription, dedication or other similar claims of, in, to or with respect to the Premises or any part thereof.

        8.3 Tenant shall not enter into or agree to enter into any covenant or declaration, or grant or agree to grant any easement, license, or restriction with respect to the Premises without Landlord’s prior written consent, which consent may be arbitrarily withheld, with or without cause.

        8.4 Landlord hereby grants to Tenant a temporary, revocable easement and license for such access to and use of the areas of the Project as reasonably necessary and solely for the purpose of (i) Tenant’s opening for business thereat in accordance with the Permitted Use, and (ii) for any clean-up work to be performed by Tenant which may be required or otherwise desired by Tenant. Such easement and license shall be for a term of one (1) year commencing as of the Commencement Date and expiring on the day before the first anniversary of the Commencement Date, unless sooner terminated as provided herein, or reasonably extended by mutual agreement between the parties in the event Tenant is unable to complete the items set forth in (i) or (ii) above after commercially reasonable efforts to do so. Tenant shall not materially interfere with the use and occupancy of the Project (other than the Premises) by Landlord, its agents, employees and/or contractors and other tenants of the Project. In the event that Tenant materially interferes with Landlord’s or any other tenant’s or other occupant’s use or occupancy thereof, Landlord shall have the right, in addition to all other rights and remedies hereunder, at law, or in equity, to terminate such temporary easement and license.

9.    ALTERATIONS.

        9.1 Except as hereinafter provided, Tenant shall make no additions, installations, improvements, replacements and/or alterations in or to the Premises (hereinafter “Alterations”) without the prior written consent of Landlord.

               (a)       Permitted Alterations. Notwithstanding the above, Tenant shall have the right to make from time to time, at its expense, non-structural Alterations to the interior of the Premises and/or reconfigure or relocate the personal property or equipment of Tenant without obtaining Landlord’s consent (“Permitted Alterations”), provided however, that such Alterations do not impair Building systems, the structural integrity of the Building or any part thereof, including the Premises or significantly and adversely affect the Building or the business operations which may be conducted in the Building, and that Tenant notifies Landlord of the intended Alterations to the interior of the Premises in reasonable detail, together with an estimate of the cost thereof, at least fifteen (15) days prior to its commencement of such alterations.

               (b)       Material Alterations. Tenant*s Alterations other than Permitted Alterations shall be deemed “Material Alterations” and shall not be performed without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, provided, however, that Landlord need not grant approval if the Alteration for which is sought is not in compliance with Legal Requirements or Insurance Requirements or impairs or adversely affects the Building systems, the structural integrity of the Building or any part thereof. All Alterations to the Premises (including fixtures and equipment) made by or for Tenant shall be done in a good and workmanlike manner and diligently prosecuted to completion, in compliance with applicable Legal Requirements.

        9.2 In addition to the foregoing, Tenant shall, after obtaining Landlord’s prior written consent if required pursuant to Section 9.1 above, before commencing the Alterations, be in full compliance with this Lease and shall, at its expense:

9.2.1 if required by Legal Requirements, cause the plans and specifications for any Alteration which have been reasonably approved by Landlord to be filed with and approved by any and all municipal and other governmental authorities and departments having jurisdiction thereof; and obtain any permit or permits which may be required by such governmental authorities for such Alteration; and

9.2.2 deliver to Landlord copies of such plans and specifications as so filed and approved and all such permits; and

9.2.3 furnish Landlord with certificates for such insurance as Landlord may reasonably require covering all operations necessary or incidental to the completion of the Alterations naming Landlord, Landlord’s managing agent and any Fee Mortgagee as additional insureds including, without limitation the insurance required by Article 15.

        9.3 If any mechanic’s lien is filed against the Premises for work done or claimed to be done or for materials furnished or claimed to be furnished to Tenant the same shall be discharged by Tenant at its expense within fifteen (15) days thereafter whether by payment, release, bond or otherwise.

        9.4 Nothing contained in this Lease shall constitute a consent or request by Landlord, express or implied for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof nor as giving Tenant any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant on credit and that no mechanic’s or other lien for any such labor or material shall attach to or affect the reversion or other estate or interest of Landlord in or to the Premises.

        9.5 All Alterations shall be done promptly and in a good and workmanlike manner and shall be in quality and class equal to the original work or installations in the Premises or, if same are not then available, same shall be of a quality and class consistent with the then customs and practice for alterations of similar premises. All Alterations shall be performed in compliance with all Legal Requirements, Insurance Requirements and with the terms of this Lease.

10.    LIABILITY OF LANDLORD.

        10.1 Landlord shall not be liable for any damage or injury to persons or to personal property of Tenant, or property of any other person for any reason whatsoever, except for any damage or injury caused by Landlord’s willful or grossly negligent misconduct.

        10.2 Tenant shall make no claim against Landlord for any injury or damage to Tenant or any other person, except for claims directly arising out of Landlord’s willful or grossly negligent misconduct.

        10.3 Landlord shall not be liable for the cessation, interruption, suspension, failure or adequacy of any utilities or other services furnished to the Premises or any apparatus or appliance used in connection therewith.

        10.4 The parties agree and acknowledge that the foregoing in no way limits or qualifies Tenant’s rights and remedies under and with respect to any other agreement, document or instrument, including without limitation the Asset Purchase Agreement and the documents referred to therein.

11.    PREMISES "AS IS"; REPAIRS AND MAINTENANCE; ENVIRONMENTAL.

        11.1 Tenant acknowledges that it has inspected and examined the Premises, and is thoroughly familiar and satisfied with the condition and value thereof, that no representations or warranties have been made to Tenant by Landlord and that Landlord is unwilling to make any representations and has held out no inducements to Tenant. Tenant has inspected the Premises or caused an inspection thereof to be made on its behalf. Tenant is thoroughly acquainted with the condition of the Premises on the commencement of this Lease including, without limitation, the foundations, structural beams and supports, retaining walls, building walls, roof, cornices, ornamental projections, windows, heating equipment, air-conditioning equipment, pipes, conduits, electrical equipment and wiring and other equipment used in the operation and maintenance of the Premises or appurtenant thereto and the sub-surface conditions beneath the Premises, including, without limitation the environmental conditions of the Premises. Tenant further acknowledges that it has accepted the Premises in their “as is”, “where is” and “with all faults” condition as of the Effective Date. Tenant warrants and represents that it has fully and completely investigated all aspects of the Premises, and fully satisfied itself as to the suitability of the conditions of the Premises, including, without limitation, the environmental conditions thereof. The parties agree and acknowledge that the foregoing in no way limits or qualifies Tenant’s rights and remedies under and with respect to any other agreement, document or instrument, including without limitation the Asset Purchase Agreement and the documents referred to therein.

        11.2 Without limiting the generality of paragraph 11.1, Tenant has not relied on any representations or warranties, and Landlord has not made any representations or warranties in either case express or implied, as to (i) the current or future real estate tax liability, assessment or valuation of the Premises; (ii) the potential qualification of the Premises for any and all benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated; (iii) the compliance of the Premises, in its current or any future state with applicable zoning ordinances and the ability to obtain a variance in respect to the Premises’ non-compliance, if any, with said zoning ordinances; (iv) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Premises from any source, including but not limited to State, City or Federal government or any institutional lender; (v) the current or future use of the Premises; (vi) the present and future condition and operating state of any machinery or equipment on the Premises and the present or future structural and physical condition of the Premises or its suitability for rehabilitation or renovation; (vii) the ownership or state of title of any personal property on the Premises; (viii) the presence or absence of any rules or notices of violations of law issued by any governmental authority; (ix) the layout, leases, rents, income, expenses or operation of the Premises; (x) financial statements; or (xi) any other matter or thing affecting or relating to the Premises. The parties agree and acknowledge that the foregoing in no way limits or qualifies Tenant’s rights and remedies under and with respect to any other agreement, document or instrument, including without limitation the Asset Purchase Agreement and the documents referred to therein.

        11.3 Tenant shall, at its expense, throughout the Term, maintain in good order and condition, and shall repair and replace the Premises, and keep the same and all parts thereof, together with any and all appurtenances, alterations, additions and improvements therein or thereto, in good order and condition, suffering no waste or injury. Tenant, at its sole cost and expense, shall be responsible for all repairs and replacements, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the Building, the Premises and systems thereof.

        11.4 All repairs, restorations, Alterations and replacements by Tenant shall be in quality and class equal to the original work or installations, shall be done in a good and workmanlike manner and shall be performed in compliance with all Legal Requirements and Insurance Requirements. If Tenant shall fail to commence the making of the repairs, restorations and replacements Tenant is required to make within thirty (30) days after written request from Landlord, or if after commencing them, shall fail to complete them with reasonable diligence, Landlord may but shall not be obligated to perform same at Tenant’s expense. Any costs incurred by Landlord on account of Tenant together with interest thereon at the Interest Rate shall be deemed Additional Rent and shall be due and payable together with the installment of Fixed Annual Rent next ensuing or on demand, whichever is sooner. Nothing contained in this paragraph 11.4 shall be deemed to require Landlord to make any repairs to the Premises.

        11.5 Tenant shall, at it own cost and expense, keep the Premises free of all trash, refuse and rubbish and shall repair and replace any and all damaged or broken window, door or other glass, together with the frames and supports thereof on the inside and outside of the Premises.

        11.6 (a) Notwithstanding anything to the contrary contained in this Lease, Tenant acknowledges that it has completed its due diligence investigation of the Premises prior to the execution and delivery of this Lease, and has obtained reasonable access to all files, records, documents, information and correspondence pertaining to the Premises, including, without limitation, the environmental condition of the Premises, and it has received and reviewed all environmental reports pertaining to the Premises in Landlord’s possession (collectively, the “Reports”). Tenant represents, warrants and acknowledges that it has entered into this Lease notwithstanding the environmental conditions disclosed in the Reports and as a result of Tenant’s due diligence. The parties agree and acknowledge that the foregoing in no way limits or qualifies Tenant’s rights and remedies under and with respect to any other agreement, document or instrument, including without limitation the Asset Purchase Agreement and the documents referred to therein.

                (b) Landlord acknowledges and agrees that, except as otherwise specifically set forth herein, it has the sole and exclusive liability and responsibility to implement, maintain, and complete any and all environmental assessments, remediation, removal, decontamination and clean-up to the satisfaction of any and all government entities having jurisdiction and/or authority over such matters and in compliance with Environmental Law for all Hazardous Materials Activity that (i) occurred or existed prior to the Effective Date, including without limitation all conditions, facts and circumstances described and disclosed in the Reports; and (ii) any Hazardous Materials Activity that occurs or arises after the Effective Date as a result of or in connection with the clean-up, remediation, removal or decontamination of any such pre-exiting environmental condition, regardless of whether such are known or unknown, or are, have been or will be the subject of any Environmental Claim (collectively, “Pre-Existing Environmental Conditions”). In connection therewith, Landlord shall (i) apply for a modification of facility status to the “Natural Attenuation Monitoring Only” designation with the applicable governmental authority, provided, however that nothing contained herein shall be deemed an obligation by Landlord to remediate or undertake any remediation of the Premises in order to obtain such modification of facility status other than as set forth in the Asset Purchase Agreement; and (ii) perform the work set forth on Exhibit F of the Sintering Building Lease (as defined in Section 19.1.8). Tenant’s remedy for the non-completion of such work by Landlord shall be to complete such work and to seek indemnification from Landlord for Tenant’s costs and expenses with respect to such work as well as any other loss, claim or liability arising from or related to Landlord’s failure to complete the same in accordance with the provisions of the Asset Purchase Agreement and the associated asset purchase escrow agreement among Landlord, as seller, Tenant, as buyer, and Lev & Berlin P.C. and Westerman Ball Ederer Miller & Sharfstein, LLP, as joint escrow agents.

                (c) Except for the Pre-Existing Environmental Conditions, Landlord shall have no obligation whatsoever for any Hazardous Materials brought in, on, under or about the Premises. As of the Effective Date, Tenant shall be responsible for any and all Hazardous Materials brought, in, on or under the Premises other than the Pre-Existing Environmental Conditions. Tenant shall, at Tenant’s cost and expense, comply with all Environmental Laws applicable to Tenant’s use of or operations at the Premises. The term “Hazardous Materials” shall mean any amount of any substance, pollutant, or material that has been designated by any governmental authority or by applicable law to be radioactive, toxic, hazardous or otherwise a danger or potential danger to health or the environment, for which clean up goals, standards and/or regulations are provided, or regulated or controlled by an environmental law, including PCBs, asbestos, petroleum or petroleum containing product, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous or solid waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws ( other than office and janitorial supplies properly and safely maintained) or, any other substance, chemical or material that could be known as a pollutant or contaminant.

                (d) Tenant agrees not to manufacture, spill, discharge, store, place or use any Hazardous Materials in, on, under or about the Premises, or adjacent or nearby property of Landlord, or their environs, in violation of Environmental Laws, and Tenant shall, if and when required, obtain all proper permits relating thereto. In addition, other than Hazardous Substances that were in use at the Premises by Landlord or its Affiliates as of or prior to the Effective Date, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, manufacture, store, place or use any other Hazardous Substances at the Premises or adjacent or nearby property of Landlord in such a manner that is not in compliance with Environmental Laws in all material respects. Further, Tenant shall not cause or permit the exacerbation of any Pre-Existing Environmental Conditions in, on, under or about the Premises or adjacent or nearby property of Landlord.

                (e) Tenant shall notify Landlord within seven (7) days of any notice of inquiry, test, investigation, or enforcement proceeding by, against or directed at Tenant or the Premises, the Building or adjacent or nearby property of Landlord, concerning any Hazardous Materials.

                (f) If after the Effective Date there is a spill, discharge, placement or use of any Hazardous Substances in, on, under or about the Premises or adjacent or nearby property of Landlord not related to any Pre-Existing Environmental Condition or any activity of Landlord or its agents to clean up or remediate same, but rather as the result of the action or omission of Tenant or any agent, representative, employee or invitee of Tenant excluding however Landlord and its agents (“Tenant Representative”) and such spill, discharge, placement or use is required by law to be remediated and/or brought into compliance pursuant to Environmental Laws, then, in addition to Landlord having all rights available to Landlord under this Lease and by law, Tenant shall, at Tenant’s own expense, undertake all action required by law and any Environmental Law, including, without limitation, promptly: (i) preparing and submitting to the appropriate governmental authority, all required sampling, assessment, investigation and remedial action plans and reports; (ii) implementing, to the satisfaction of Landlord and the appropriate governmental authority, the approved assessment, investigation, sampling and remedial action plans and reports; (iii) removing from the Premises or adjacent or nearby property of Landlord, as the case may be, all such Hazardous Substances to the satisfaction of Landlord and the appropriate governmental authority; (iv) establishing a remediation funding source satisfactory to Landlord and the applicable governmental authority; and (v) obtaining and delivering to Landlord a letter from the appropriate governmental authority indicating that “no further action” is required with respect to the remediation of such Hazardous Substances and complying with any conditions of such letter. Notwithstanding anything to the contrary set forth in this paragraph, in no event shall any of Tenant’s remedial action (i) involve engineering controls or a deed notice, or involve remediation to less than the most restrictive standard set forth in Environmental Laws, without the prior written consent of Landlord, which Landlord shall not unreasonably withhold; or (ii) exceed the requirements of applicable Environmental Law.

                (g) Promptly upon completion of all required investigatory and remedial activities required hereunder, Tenant shall, at Tenant’s own expense, restore the affected areas of the Premises or adjacent or nearby property of Landlord, as the case may be, from any damage or condition caused by the investigatory and remedial work, including, without limitation, closing, pursuant to Law, any wells or piezometers installed by or on behalf of Tenant at the Premises or adjacent or nearby property of Landlord, as the case may be.

                (h) For purposes of this paragraph, the term “Environmental Documents” shall mean all environmental documentation concerning the Premises or their environs, in the possession or under the control of Tenant, including, without limitation, all plans and reports, correspondence to or from any governmental authority, submissions to any governmental authority and approvals and disapprovals issued by any governmental authority. During the term of this Lease and subsequently, promptly upon receipt by Tenant or Tenant’s Representatives, Tenant shall deliver to Landlord all Environmental Documents concerning or generated by or on behalf of Tenant with respect to the Premises, whether currently or hereafter existing.

                (i) Tenant shall notify Landlord in advance of all meetings scheduled between Tenant or Tenant’s Representatives and any federal, state or local environmental protection or conservation agency relating to the Premises and Landlord and Landlord’s representatives shall have the right, without the obligation, to attend and participate in all such meetings.

                (j) Notwithstanding any contrary provisions set forth in this Lease (and other than in connection with any obligations of Landlord with respect to Pre-Existing Environmental Conditions or as set forth in Section 11.6(b) herein), if Tenant is required under this Lease to undertake any sampling, assessment, investigation or remediation with respect to the Premises or adjacent or nearby property of Landlord, as the case may be, then following reasonable advance written notice to Tenant of not less than five days (except in the event of an emergency, in which case Landlord shall provide subsequent written notice to Tenant within a reasonable period not to exceed five days), then Landlord shall have the right, without the obligation, from time to time during such sampling assessment, investigation or remediation activities, to perform such sampling, assessment, investigation, or remediation activities at Tenant’s expense, and all sums incurred by Landlord shall be paid by Tenant, as additional rent, within ten days of demand; provided, however, in no event may the rights of, or requirements by, Landlord herein exceed any requirements of applicable Environmental Laws.

                (k) Notwithstanding any other right of entry granted to Landlord under this Lease, Landlord, its employees, agents and representatives shall have the right to enter the Premises or to have consultants and contractors enter the Premises throughout the Term, at reasonable times and with reasonable prior written notice of not less than three business days, except in the event of an emergency, for the purpose of (i) determining whether the Premises is in conformity with Environmental Laws of the Premises; (ii) determining whether Tenant has complied with this Article, (iii) determining the corrective measures, if any, required of Tenant: (A) to ensure the safe use, storage and disposal of Hazardous Substances; or (B) in connection with Tenant’s use of any wastewater treatment system with respect to the Premises, and (iv) conducting an environmental assessment, investigation and sampling or any remediation or any repair and/or replacement of the wastewater treatment system, deemed necessary by Landlord; provided, however, in each case, Tenant, or its representative, shall have the right to be present during such entry. Such activities may include, but are not limited to, entering the Premises with machinery for the purpose of obtaining laboratory samples, provided all such activities and their frequency shall be conducted in a commercially reasonable manner. Subject to the foregoing requirements, Landlord shall not be limited in the number of such entries during the Term. If a court with applicable jurisdiction shall determine that Tenant has released Hazardous Substances in violation of this Lease, Tenant shall be liable for the same and shall advise Landlord of its compliance therewith. The right granted to Landlord under this Section shall not create a duty on Landlord’s part to inspect the Premises, or any liability of Landlord for Tenant’s release of Hazardous Substances.

                (l) If any Environmental Law or a governing authority thereunder requires, in connection with a spill, discharge or placement of Hazardous Substances by Tenant, Tenant shall, at Tenant’s own expense, hire a consultant satisfactory to Landlord in accordance with such applicable Environmental Law or mandate of governing authority thereunder, to undertake an assessment, investigation and sampling at the Premises sufficient, in Landlord’s reasonable discretion, to determine whether there has been a spill, discharge or placement of Hazardous Substances in, on, under or about, the Premises or adjacent or nearby property of Landlord during the Term, as a result of the action or omission of Tenant or a Tenant’s Representative. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to conduct annual assessments, investigations and/or sampling at the Premises by a consultant satisfactory to Landlord to determine whether there has been a spill, discharge or placement of Hazardous Substances in, on, under or about, the Premises or adjacent or nearby property of Landlord during the Term, as a result of the action or omission of Tenant or a Tenant’s Representative. Such annual assessment, investigation or sampling shall be at Tenant’s expense if such assessment discloses a material spill, discharge or placement of Hazardous Substances in or on or about the Premises or adjacent thereto which is not a Pre-Existing Environmental Condition. Such annual assessment, investigation or sampling shall be at Landlord’s expense if such assessment does not disclose such material spillage, discharge or placement of Hazardous Substances.

                (m) Tenant shall indemnify, defend (with legal counsel reasonably acceptable to Landlord) and hold harmless Landlord from and against any and all Claims, to the extent arising out of or in connection with: (A) Tenant’s failure to comply with its obligations set forth in this Section, other than consequential damages; or (B) any actual or threatened claims or causes of action brought against Landlord or any Affiliate of Landlord or against the property of either by third parties, including, without limitation, governmental and quasi-governmental authorities, to the extent arising from or relating to Tenant’s failure to comply with its obligations set forth in this Section. The indemnity provisions of this Section shall survive the expiration or termination of this Lease.

                (n) Tenant shall, at Tenant’s sole cost and expense, conduct all cleaning and maintenance of the floors and the surface of the Premises as required by applicable laws.

                (o) Notwithstanding anything to the contrary contained herein, Tenant recognizes that Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of Radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the local County of Alachua Health Department. As such, Tenant recognizes such potential hazards and thus indemnifies Landlord from any liability as associated with radon gas, and notwithstanding anything to the contrary contained herein, Landlord’s obligation hereunder shall exclude any removal or remediation of radon gas.

12.    ENTRY BY LANDLORD.

        12.1 Landlord shall have the right to enter the Premises to make emergency repairs as in Landlord’s sole opinion are necessary to protect the Premises, whether or not same are for benefit of Tenant or to make repairs Tenant may neglect or refuse to make. If the emergency situation permits, Landlord shall give to Tenant oral or written notice of its intention to so enter the Premises. Landlord shall be allowed to take all material into and store the same upon the Premises as may be required for any such repairs without the same constituting an eviction of Tenant in whole or in part, and the fixed annual rent and additional rent shall not abate while such repairs are being made, provided Landlord proceeds with reasonable diligence and continuity to complete the same, subject to acts of God or unavoidable delays. Nothing contained in this paragraph 12.1 shall be deemed to require Landlord to make any repairs on or to the Premises or to increase any obligations on Landlord’s part hereunder.

        12.2 During business hours, Landlord shall have the right to enter the Premises to inspect them or exhibit them to prospective purchasers, lessees, prospective Fee Mortgagees or assignees of any Fee Mortgagee, all Fee Mortgagees or to their agents or designees. Neither the right and authority hereby reserved, nor the exercise thereof, shall impose nor does Landlord assume by reason thereof, any responsibility or liability for the care or supervision of the Premises. Such right of entry and access shall not be considered as exercising control of Premises, or as obligating Landlord to make repairs or improvements not otherwise required under this Lease.

13.    COMPLIANCE WITH LEGAL REQUIREMENTS AND INSURANCE REQUIREMENTS.

        13.1 Except as otherwise may be expressly provided in this Lease, Tenant, at its expense, shall comply with all present or future Legal Requirements and with any direction made or claimed to be made pursuant to law by any public officer or officers regarding the Premises, the use or occupation thereof or arising from conditions which have been created by or at the instance of Tenant whether or not such compliance involves structural repairs or changes or that same shall be required on account of any particular use to which the Premises or any part thereof may be put and without regard to whether any such Legal Requirement or order be of a kind now within the contemplation of the parties hereto. However, if any Alteration or change shall be required to comply with the foregoing and same would diminish the value of the Premises, change the general plan or character of the Premises, or involve a structural Alteration, Tenant shall first give written notice thereof to Landlord so that Landlord if so advised may apply for modification of the requirements or seek appropriate relief with respect thereto.

        13.2 Tenant shall not be entitled to any abatement, diminution or reduction of the fixed annual rent or additional rent reserved herein for any inconvenience, interruption, cessation or loss of business or otherwise caused directly or indirectly by any present or future Legal Requirement, or by priorities, rationing or curtailment of labor or materials, or by war, civil commotion, strikes or riots, or any matter or thing resulting therefrom, or by any other cause or causes beyond the control of Landlord, nor shall this Lease be affected by any such causes.

        13.3 Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with the terms of any fire and casualty insurance policies covering the Premises and the fixtures and property therein. Tenant, at its own expense, shall comply with all present and future Insurance Requirements, and shall not knowingly do or permit to be done in or upon the Premises or bring or keep anything therein or use the same in a manner which could result in denial of such fire and casualty insurance coverage.

14.    UTILITIES AND SERVICES.

        14.1 Tenant agrees to pay or cause to be paid all charges for gas, water, sewer, electricity, light, heat, power, telephone or other communications service and any other utility or service of every nature and kind used, rendered or supplied to, upon or in connection with the Premises throughout the Term and shall indemnify Landlord from and hold Landlord harmless against any claim, liability, damages, loss, cost or expense in connection therewith.

        14.2 Tenant expressly agrees that Landlord is not nor shall it be required to furnish to the Premises during the Term any water, sewer, gas, heat, electricity, light, power or other facilities, equipment, labor, materials, utilities or service of any kind whatsoever whether similar or dissimilar.

        14.3 Landlord shall not be liable to Tenant or by any other person in damages or otherwise for any failure of Tenant to make arrangements for or to obtain any utilities or services or for any failure of Tenant to heat or to provide hot water for the Premises; Tenant shall not be released or excused from the performance of any of its obligations under this Lease for any such failure or for any interruption or curtailment of any such utilities or services, and no such failure, interruption or curtailment shall constitute a constructive or partial eviction. Tenant shall not permit or suffer any utility facility to be overloaded.

15.    INSURANCE

        15.1 Tenant shall throughout the Term:

15.1.1 keep the Premises and equipment on, in and appurtenant thereto insured against loss or damage by fire, with extended coverage including “all risk”, “difference in condition” coverage, in an amount equal to one hundred (100%) percent of the full replacement value thereof without diminution of such replacement cost for depreciation or obsolescence, by policies containing the usual co-insurance clause and written with a commercially reasonable deductible; Landlord shall at all times be entitled to insurance in an amount sufficient to avoid being a co-insurer;

15.1.2 keep in effect commercial general public liability insurance against claims for bodily injury or death and property damage occurring upon, in or about the Premises, and on, in or about the adjoining streets, sidewalks and passageways, providing coverage in the sum of at least Ten Million Dollars ($10,000,000.00) combined single limit per occurrence in respect of either bodily injury or death to any number persons or for property damage. Tenant shall cause a contractual liability endorsement of Tenant’s indemnification undertaking set forth in Article 33 to be written in connection with such commercial general public liability insurance. The aforesaid coverage limitations shall be increased by Tenant from time to time at Landlord’s request throughout the Term so that such coverage shall conform to the liability coverage then customarily maintained for premises similarly situate;

15.1.3 keep in effect boiler and machinery insurance, water damage insurance (direct and legal liability); sprinkler leakage insurance (direct and legal liability) and, in the event of war or threatened hostilities, appropriate forms of war damage or war risk insurance if issued by the federal government or any agency thereof and if appropriate, flood insurance;

15.1.4 keep in effect environmental insurance in reasonable and customary amounts maintained for premises engaged in the manufacture of batteries and related materials and otherwise comparable to the Premises.

        15.2 Casualty and general liability insurance required to be maintained by Tenant may be effected by a policy or policies of blanket insurance which may cover other properties, provided that the protection and coverage afforded thereunder shall not be less than the protection or coverage which would have been afforded under a separate policy relating to the Premises only and that in all other respects such policy shall comply with the other provisions of this Article 15.

        15.3 Tenant's insurance policies shall be for a term of not less than one year and shall provide:

15.3.1 a waiver of all right of subrogation against Landlord with respect to all losses payable under such policies; and

15.3.2 that such policies shall not be invalidated should the insured waive, prior to a loss, any or all right of recovery against any party for losses covered by such policies; and

15.3.3 that losses thereunder, if any, shall be adjusted with and payable to Landlord except as otherwise provided herein, or if requested by Landlord to any or all Fee Mortgagees pursuant to a standard Florida State mortgagee endorsement; and

15.3.4 that such policies shall not be cancelled except upon at least thirty (30) days’prior written notice to Landlord and any Fee Mortgagee.

        15.4 Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, agents and employees, for loss or damage to Tenant’s furnishings, trade fixtures, equipment, installations, and other personal property, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its licensees, invitees, servants, agents or employees.

        15.5 All insurance required by this Article 15 shall be effected under valid and enforceable policies issued by insurers of recognized responsibility, licensed to do and doing business in the State of Florida, and shall name Landlord and all Fee Mortgagees as additional insureds, as their interests may appear. Before Tenant takes possession of the Premises (and thereafter not less than fifteen (15) days prior to the expiration date of any expiring policies theretofore furnished pursuant to this Article 15) originals, certified copies or certificates of the policies for such insurance shall be delivered by Tenant to Landlord. Tenant shall also furnish to Landlord from time to time upon Landlord’s request, a certificate signed by an executive officer of Tenant or a certificate of insurance certified by Tenant’s insurance carrier containing a statement of insurance effected by Tenant pursuant to this Lease and then in force and stating that the insurance then in force complies with the provisions of this Lease and that the premiums thereon have been paid. Tenant shall promptly notify Landlord of the cancellation or change of the terms of any such insurance policy.

16.    FIRE AND OTHER CASUALTY.

        16.1 If the Premises shall be partially or totally damaged or destroyed by fire or other casualty, then, whether or not resulting from the fault or neglect of Tenant, or its servants, employees, agents, visitors or licensees, Tenant shall immediately notify Landlord and shall, at its sole cost, promptly take all steps required by Legal Requirements and Insurance Requirements to render the Premises safe pending adjustment of the insurance loss and completion of all Casualty Repairs (as defined below), including without limitation, making temporary repairs, necessary to protect the Premises. Tenant shall promptly following such damage or destruction, at its own cost and expense and without regard to any insurance proceeds, commence to and diligently proceed to repair the damage and to restore, replace, and rebuild the Premises, and the equipment on, in or appurtenant thereto at least to the extent of the value and as nearly as possible to the character thereof prior to such damage (“Casualty Repairs”). In no event shall Landlord be obligated to repair, replace or rebuild the Premises or to pay or provide for any of the expenses or costs thereof. However, provided that no Event of Default has occurred, Landlord shall pay to Tenant any net insurance proceeds actually received by Landlord and subject to the claims of any third parties, including, without limitation, any Fee Mortgagee. If the insurance proceeds shall be insufficient to complete the Casualty Repairs, Tenant shall pay the additional sums required, and if the amount of the insurance proceeds shall be in excess of the cost of the Casualty Repairs, the excess shall be paid to Tenant.

        16.2 Before beginning the Casualty Repairs or letting any contracts in connection therewith, Tenant shall submit for Landlord’s approval, which approval shall not be unreasonably withheld or delayed, complete and detailed plans and specifications thereof. Any Casualty Repair or series of Casualty Repairs having an aggregate estimated cost in excess of fifty thousand dollars ($50,000) shall be conducted under the supervision of a licensed architect or engineer selected by Tenant and reasonably satisfactory to Landlord

        16.3 If the Premises or any part thereof is damaged by fire or other casualty, the Fixed Annual Rent and Additional Rent payable hereunder shall not abate or be diminished.

17.    CONDEMNATION.

        17.1 If at any time during the Term all or substantially all of the Premises shall be taken for any public or quasi-public use or purpose by any competent lawful power or authority by the exercise of the right of condemnation or eminent domain, or by agreement among Landlord, Tenant and those authorized to exercise such right, this Lease and the Term shall terminate and expire on the later of (a) the date that title to the Premises vests in the condemning authority or (b) the date of transfer of possession of the Premises to the condemning authority. The Fixed Annual Rent and Additional Rent (other than assessments) shall be apportioned as of the date of such termination. For the purposes of this Article 17, a taking or condemnation of substantially all of the Premises as distinguished from a taking of all or a portion of the Premises shall mean a taking of such scope that the portion of the Premises not so taken is insufficient to permit the improvements on the portion of the Premises not so taken, to be repaired so as to constitute a complete tenantable, rentable building. If, within thirty (30) days after title shall vest in the condemning power or authority, Landlord and Tenant cannot agree upon whether or not substantially all of the Premises shall have been taken, the dispute shall be determined by arbitration in accordance with Article 35. If substantially all but not all of the Premises shall be so taken, the portion of the Premises and any improvements thereon not so taken shall be sold at a public sale (at which Landlord and Tenant shall be free to bid) within three (3) months after the vesting of title in the condemning power or authority. The net proceeds of such sale shall be added to and deemed part of the net condemnation award. The condemnation award or compensation, the proceeds of any such sale, all damages accruing by reason of such taking and the interest thereon, if any, after deduction of all of the costs of collection including attorneys’ fees (“Award”), shall be distributed as provided in this Article 17.

        17.2 If during Term, less than all or less than substantially all of the Premises shall be taken in any condemnation or eminent domain proceeding, (a) Tenant shall give prompt notice thereof to Landlord and shall at its sole cost and expense immediately take all steps required by Legal Requirements and Insurance Requirements to render the remainder of the Premises safe pending repairs to the Premises, including without limitation making temporary repairs, and shall, at its own cost and expense and without regard to any Award, promptly after such taking restore and repair the portion of the Premises not so taken to a complete architectural unit of substantially the same usefulness, design and construction as same were immediately before such taking (“Restoration”), and (b) this Lease shall continue in full force and effect (except as to the portion of the Premises so taken as of the date of such taking). In such event, Tenant shall continue to perform and observe all of the terms, covenants and conditions of this Lease on its part to be performed and observed as though such taking had not occurred provided, however, that the Fixed Annual Rent shall be adjusted as of the date of such taking and thereafter shall be reduced equitably, in such proportion and in such manner as Landlord and Tenant shall agree, or, if they cannot so agree, the same shall be determined by arbitration in accordance with Article 35. Until the reduced Fixed Annual Rent, if any, shall be determined as provided herein, Tenant shall continue to pay Fixed Annual Rent in the same amounts as would be due if there had not been any condemnation. When such determination shall be made, Tenant shall pay to Landlord any deficiency, or Landlord shall pay to Tenant any excess, of the amount of Fixed Annual Rent which is paid after the later of (i) the date of the vesting of title in the condemnor of that portion of the Premises so taken or (ii) the date of transfer of the portion of the Premises to the condemning authority, under or over the amount which shall have been so determined. If less than all or substantially all of the Premises is so taken as contemplated by this paragraph 17.2, Landlord shall be entitled to receive payment of the entire Award, without deduction therefrom for the value of the unexpired Term of this Lease or for any other estate or interest in the Premises now or hereafter vested in Tenant, and Tenant hereby assigns to Landlord all of its right, title and interest in and to any and all such Award or Awards with any and all rights, estate and interest of Tenant now existing or hereafter arising in and to the same or any part thereof.

        17.3 Upon the taking by condemnation or eminent domain of all or substantially all of the Premises, the rights of Landlord and Tenant in and to the Award without any deduction therefrom for the value of the unexpired term of this Lease or for any other estate or interest in the Premises now or hereafter vested in Tenant shall be determined as follows and in the following order of priority:

17.3.1 Landlord or those claiming through Landlord shall always be entitled to receive such portion of the Award with interest thereon equal to the greater of (a) the amount of all unpaid principal together with accrued interest thereon and other sums due to all Fee Mortgagees, or (b) the appraised value of the Premises for its highest and best use, which the parties hereby agree is for use as a manufacturing and distribution facility, free and clear of all liens, restrictions and encumbrances including, without limitation, this Lease (“Appraised Value”).

17.3.2 After payment of the portion of the Award specified in subparagraph 17.3.1, Tenant shall be entitled to receive that portion of the balance of the Award as shall represent the unamortized portion of the actual cost of any permanent leasehold improvements made to the Premises by Tenant, if any, as amortized over the Initial Term of this Lease.

17.3.3 After payment of the portions of the Award specified in subparagraphs 17.3.1 and 17.3.2, Landlord, or those claiming through Landlord, shall be entitled to receive the entire balance of the Award with interest thereon.

17.3.4 If any portion of the Award shall represent any additional or consequential damages to the Premises taken or not so taken such portion of the Award shall be paid to Landlord or those deriving through Landlord.

17.3.5 The Appraised Value (as defined in subparagraph 17.3.1) shall be determined by agreement between Landlord and Tenant, consistent with the provisions of Section 37.3 below. If the parties shall be unable to agree in writing as to such Appraised Value within thirty days after receipt by Landlord or Tenant of notice of the taking by condemnation or eminent domain, the Appraised Value shall in each instance be determined in the following manner. Within thirty (30) days thereafter, each party shall appoint an appraiser who shall be a licensed real estate broker having at least five (5) years’ experience in the appraisal of commercial real property in the City of Gainesville, State of Florida. If either party shall fail to timely appoint an appraiser, the sole appointed appraiser shall proceed conclusively and unilaterally to determine such Appraised Value. If the two appraisers are so timely appointed, within ten (10) days thereafter they shall select a third appraiser of equal qualification. If the two appraisers shall be unable to agree on the selection of a third appraiser within such ten (10) day period, then either party may request such appointment by the then President of the Gainesville Alachua County Association of Realtors, or any successor organization of comparable function if such Board is not in existence and if there is no such successor organization or if such President shall fail or refuse to make such appointment within twenty (20) days after being requested by either party to do so, then by a justice of the Circuit Court of the State of Florida in the County of Alachua or any successor court of similar jurisdiction. The decision of a majority of the three appraisers shall be binding and conclusive upon the parties. The fees of the appraiser designated by a party and the costs and expenses of that party’s proof, shall be borne by that party. The fees of the third appraiser shall be borne equally by Landlord and Tenant.

        17.4 Without limiting the generality of the foregoing, Tenant shall not be entitled to share in any Award made in such condemnation proceedings for the taking of any appurtenances to the Premises, areas or projections outside of the boundaries of the Land owned by Landlord, or rights in, under or above the streets adjoining said Land, or the rights and benefits of light, air or access to said streets, or for the taking of space, or rights therein, below the surface of, or above, the Premises. If such taking results in physical damage to the Premises, Tenant shall give prompt written notice thereof to Landlord and Tenant shall proceed with reasonable diligence to conduct any necessary Restoration, at Tenant’s own cost and expense. In no event shall any taking contemplated by this paragraph 17.4 reduce, abate or affect in any way the Term or the liability of Tenant to pay in full the Fixed Annual Rent, Additional Rent herein provided to be paid by Tenant. Under no circumstances shall Tenant be entitled to any portion of the Award which relates to the air rights for the Premises.

        17.5 If the temporary use of the whole or any part of the Premises shall be taken at any time during the Term for any public or quasi-public purpose by any lawful power or authority, by the exercise of the right of condemnation or eminent domain, or by agreement between Tenant and those authorized to exercise such right, the Term shall not be reduced or affected in any way and Tenant shall continue to pay in full the fixed annual rent and additional rent herein provided to be paid by Tenant, and, subject to the other provisions of this Article 17 and except as hereinafter provided, Tenant shall be entitled to receive any award or payment for such use. If such taking is for a period extending beyond the Term and if any award or payment made for such use is made in a lump sum, such award or payment shall be apportioned between Landlord and Tenant as of the date of expiration of the Term. If such taking results in changes or alterations in or to the Premises which would necessitate an expenditure, after repossession, to restore the Premises to its former condition and such award or payment includes an amount (whether or not specified) to compensate for such expenditure, and if possession of the Premises shall revert to Tenant prior to the expiration of the Term, Tenant shall promptly restore the Premises at Tenant’s own cost, and in all respects indemnify Landlord against and save Landlord harmless from the effects of such taking, and the portion, if any, of the award or payment to compensate for such expenditure shall be made available by Landlord for the purpose of paying the cost of such Restoration to be performed by Tenant. If possession of the Premises shall revert to Landlord after expiration of the Term, such portion of said award shall be paid and shall belong solely to Landlord. In the event that the portion of such award which is to compensate for such expenditure is not specified, and the parties are unable to agree upon the amount of such portion within thirty (30) days after possession of the Premises reverts to Tenant or Landlord, as the case may be, the dispute shall be submitted to arbitration in accordance with Article 35.

18.    ASSIGNMENT AND SUBLETTING.

        18.1 (a) Tenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise (i) assign in whole or in part or otherwise transfer in whole or in part this Lease or the Term and estate hereby granted, or offer or advertise to do so, (ii) sublet the Premises or any part thereof, or offer or advertise to do so, or allow the same to be used, occupied or utilized by anyone other than Tenant, and upon thirty (30) days prior written notice to Landlord, Electro Energy Inc. (“EEI”), Tenant’s parent company, or any other wholly-owned subsidiary of EEI, (iii) mortgage, pledge, encumber or otherwise hypothecate this Lease or the Premises or any part thereof in a manner inconsistent with any requirements by creditors or debtors in existence as of the Commencement Date, without in each instance obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, provided the conditions therefor set forth in subsection (b) below are satisfied. Tenant, if it requests Landlord’s consent to an assignment of this Lease or subletting of the Premises, shall not later than sixty (60) days prior to the proposed effective date of the assignment or subletting, submit to Landlord a written request (“Tenant’s Request”) for Landlord’s consent to such assignment or subletting. Tenant’s Request shall include a copy of the proposed assignment or sublease and information about the proposed assignee or subtenant, including, without limitation, the name and character of its business, the terms of the proposed assignment or sublease, information as to its financial responsibility and standing and any other information as Landlord may reasonably require.

                (b) If no Event of Default has occurred hereunder, including, without limitation, at the time of requesting Landlord’s consent and at the effective date of the assignment, then Landlord’s consent to an assignment of this Lease or subletting of the Premises shall not be unreasonably withheld or delayed, provided that:

(i) The proposed assignee or subtenant shall use the Premise for the Permitted Use, and has reasonable experience in the operation of the business to be engaged in by the proposed assignee or subtenant;

(ii) The proposed assignee or subtenant has sufficient financial worth considering the responsibility involved and the principals of the proposed assignee or subtenant are reputable, and Landlord has been furnished with reasonable proof thereof;

(iii) Neither (A) the proposed assignee or subtenant, nor (B) any person which, directly or indirectly, controls, is controlled by or is under common control with, the proposed assignee or subtenant, is then an occupant of any part of the Building;

(iv) The form of the proposed sublease or instrument or assignment (A) shall be in form reasonably satisfactory to Landlord, and, without limitation, (1) shall not provide for a rental or other payment for the, occupancy or utilization of the space demised thereby based in whole or in part on the income or profits derived by any person from the property so leased, used, occupies or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales and (2) shall provide that no person having an interest in the possession, use, occupancy or utilization of the space demised thereby shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of such space which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the property so leased, used, occupies or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales, and that any such purported lease, sublease, concession or other agreements shall be absolutely void and ineffective ab initio and (B) shall comply with the applicable provisions of this Section 18;

(v) Within ten (10) days after receipt of a bill therefor, Tenant shall reimburse Landlord for the reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, including without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred by Landlord in connection with the granting of any requested consent;

(vi) Tenant shall not have advertised or publicized in any way (other than listing with a broker) the availability of the Premises without prior notice to and approval by Landlord; and

(vii) The proposed subtenant or assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of the State of Florida.

                (c) In no event shall any assignment or subletting to which Landlord may have or may not have consented, release Tenant or any guarantor from its obligations under this Lease, or constitute consent to any further assignment or subletting.

                (d) If Landlord shall consent to any proposed assignment or subletting, or shall decline to give its consent to any proposed assignment or subletting, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or subletting.

                (e) If Landlord has given its consent to any assignment or subletting, with respect to each and every permitted assignment or subletting there shall be delivered to Landlord at least seven (7) days prior to the effective date of any such assignment or subletting, three (3) duplicate original copies of the assignment and assumption agreement or sublease in form and content satisfactory to Landlord, fully executed and acknowledged by the assignee or subtenant, together with a certified copy of a properly executed corporate resolution (if the assignee or subtenant is a corporation) authorizing such assumption agreement or sublease. The assumption agreement or sublease shall substantially provide that the assignee or subtenant shall assume all of the terms, covenants, conditions and provisions of the Lease including, but not limited to, the payment of all rentals and additional rentals under this Lease.

                (f) With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed:

(i) No subletting shall be for a term ending later than one (1) day prior to the expiration date of this Lease;

(ii) No sublease shall be valid, and no subtenant shall take possession of the Premises until an executed counterpart of such sublease has been delivered to Landlord; and

(iii) Each sublease shall be and shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, re-entry or dispossess by Landlord under this Lease, Landlord may, at its option, take over all the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (A) be liable for any previous act or omission of Tenant under such sublease, (B) be subject to any offset, not expressly provided in such sublease, which theretofore accrued, to such subtenant against Tenant, or (C) be bound by any previous modification of such sublease or be any previous prepayment of more than one month’s rent.

                (g) If Tenant is a corporation (other than a corporation whose outstanding voting stock is listed on a “National Securities Exchange”, as defined in the Securities Exchange Act of 1934), or a partnership, business trust or other entity having transferable shares of interest, and if at any time after the date of this Lease a transfer of the shares or other interests of the Tenant (either in one transaction or a series of transactions or by virtue of any proxy or proxies issued in respect of the shares) occurs by sale, assignment, bequest, inheritance, operation of law or other disposition (including a transfer to or by a receiver or trustee in Federal of state bankruptcy, insolvency or other proceeding), and such transfer results in a change of Control (hereinafter defined), such transfer shall be deemed to be an assignment of this Lease for which Landlord’s prior written consent shall be required.

                (h) In no event shall Tenant be entitled to make, nor shall Tenant make any claim, and Tenant hereby waives any claim, for money damages, nor shall Tenant claim any money damages by way of set-off, counterclaim or defense, based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed any consent or approval to a proposed assignment or subletting as provided for above, but Tenant’s sole remedy shall be an action or proceeding to enforce any such provisions, or for specific performance, injunction or declaratory judgment (provided, however, that Tenant shall be entitled to damages if and only if a judgment from a court of competent jurisdiction is obtained against Landlord holding that Landlord acted maliciously and in bad faith in failing or refusing to grant its consent or approval) and such remedy shall be available only in those cases where Landlord has agreed in writing not to unreasonably withhold or delay its consent or approval or where as a matter of law Landlord may not unreasonably withhold or delay its consent or approval.

        18.2 If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet or used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after an Event of Default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to the Fixed Annual Rent and Additional Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 18.1, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of Tenant*s obligations tinder this Lease. The consent by Landlord to a particular assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered a consent by Landlord to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this article. References in this Lease to use or occupancy by others (that is, anyone other than Tenant) shall not be construed as limited to subtenants and those claiming under or through subtenants but shall also include licensees and others claiming under or through Tenant, immediately or remotely.

        18.3 Any assignment or transfer pursuant to this Article 18 shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee shall assume the obligations of this Lease on the part of Tenant to be performed or observed and whereby the assignee shall agree that the provisions in Section 18.1 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers. The original named Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Fixed Rent and/or Additional Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant shall remain fully liable for the payment of the Fixed Annual Rent and Additional Rent and for the performance and observance of other obligations of this Lease on the part of Tenant to be performed or observed.

        18.4 The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant*s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.

19.    DEFAULT AND CERTAIN REMEDIES OF LANDLORD.

        19.1 Each of the following events shall be a default hereunder (each event being referred to herein as an “Event of Default”):

19.1.1 Tenant, while in possession, shall file a voluntary petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state or shall voluntarily take advantage of any such law or act by answer or otherwise or shall be dissolved or shall make an assignment for the benefit of creditors.

19.1.2 Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of a corporation shall be instituted against Tenant and the court having jurisdiction determines Tenant is generally not paying its debts as they become due, or within one hundred twenty (120) days before the date of the filing of the petition, a custodian or receiver (other than a custodian or receiver appointed to take charge of less than substantially all of Tenant’s property for the purposes of enforcing a lien thereon) was appointed and took possession of Tenant’s property.

19.1.3 If Tenant shall fail to pay Landlord any Fixed Annual Rent or Additional Rent reserved herein within ten (10) days after same shall become due and payable, except for Tenant’s right to make payments directly to the utility provider or appropriate taxing authority as provided in Article 6 hereof.

19.1.4 If Tenant shall fail to perform or comply with any of the other agreements, terms, covenants or conditions hereof on Tenant’s part to be performed, and such non-performance or non-compliance shall continue for a period of thirty (30) days after written notice or, if such performance cannot reasonably be had within such thirty day period, Tenant shall not in good faith have commenced such performance within such thirty day period and shall not diligently proceed therewith to completion. Said thirty (30) day period shall not apply if specific paragraphs of this Lease provide for a different time period within which Tenant must perform or comply with its obligations hereunder.

19.1.5 Tenant shall vacate or abandon the Premises or cause or suffer the Premises to be abandoned or vacated, unless such abandonment or vacation is specifically mandated by governmental order as a direct result of Landlord’s failure to clean up or remediate a Pre-existing Environmental Condition as required by the Asset Purchase Agreement.

19.1.6 This Lease or the estate of Tenant hereunder shall be transferred to or shall pass to or devolve upon any other person or party, except in a manner herein permitted whether such transfer was voluntary, involuntary, by operation of law or otherwise.

19.1.7 Any other event specified in this Lease as an Event of Default.

19.1.8 If an “Event of Default” occurs under any other lease affecting the Project, including, without limitation, that (i) certain lease between Landlord and Tenant affecting the building designated as the sintering building shown Exhibit A-1 located at 12801 NW Highway 441, Alachua, Florida 32615 for the operation of general battery manufacturing (the “Sintering Building Lease”), and (ii) that certain lease between Landlord and Tenant affecting the building designated as the water treatment facility shown on Exhibit A-1 located at 12801 NW Highway 441, Alachua, Florida 32615 for the operation of bulk chemical, water treatment and storage facility (the “Bulk Chemical/Water Treatment Facility Building Lease”, together with the “Sintering Building Lease” and this Lease being hereinafter collectively referred to as the “Leases).

        19.2 Upon the occurrence of an Event of Default:

19.2.1 Landlord shall have the right to terminate any or all of the Leases, and all of Tenant’s right, title and interest hereunder, by giving Tenant five (5) days’notice of termination (which notice shall not in any way be deemed to be a grant or extension of any grace period), and such Lease(s) and the Term(s) and estate, of Tenant hereunder, shall expire on the date fixed in such notice of termination except as to Tenant’s liability as if the date of termination fixed in the notice of termination were the end of the Term.

19.2.2 If this Lease shall be terminated as provided in subparagraph 19.2.1 all of the right, title, estate and interest of Tenant (a) in and to the Premises, (b) in and to all rents, income, receipts, revenues, issues and profits issuing from the Premises or any part thereof, whether then accrued or to accrue (c) in and to all insurance policies and all proceeds thereof, and (d) in the then entire undisbursed balance of any funds held by Landlord, the Trustee, or any Fee Mortgagee on account of Casualty Repairs, or otherwise shall automatically pass to and vest in and belong to Landlord without further action on the part of any party free of any claim thereto by Tenant.

19.2.3 Pursuant to the lease escrow agreement (the “Lease Escrow Agreement”) among Landlord, Tenant, and Lev & Berlin P.C. and Westerman Ball Ederer Miller &Sharfstein, LLP as joint escrow agents (collectively, the “Escrow Agent”) annexed hereto as Exhibit F, Landlord shall have the right to the number of shares of EEI equal to the Escrow Value (as defined in the Lease Escrow Agreement) of any amounts then due Landlord under Article 19 of the Leases, including, without limitation, any amounts as to which Tenant is in default, any other sum which Landlord may expend or may be required to expend by reason of such defaults, and any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. Upon the termination of any Lease(s) as a result of any Event of Default, Landlord shall have the right to the number of shares equal to the Escrow Value (as defined in the Lease Escrow Agreement) of any amounts then due Landlord under Article 19 of such Leases, including, without limitation, any Fixed Annual Rent and Additional Rent due under such Leases until the expiration of the then current Term (less any advance rental previously paid by Tenant under Section 5.2 of such Leases, in each case, representing payment of the last two (2) months of Fixed Annual Rent during the last year of the Term of such Leases) plus any other reasonable sum which Landlord may expend or may be required to expend by reason of such defaults, and any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. Such number of shares shall be determined and released from escrow to Landlord pursuant to and in accordance with the terms of the Lease Escrow Agreement. Provided that no Event of Default has occurred, all of the then current Escrow Shares may be released from escrow to Tenant upon the expiration of the Term pursuant to and in accordance with the Lease Escrow Agreement. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber any shares issuable pursuant to the Lease Escrow Agreement and Landlord and its successors or assigns shall not be bound by any such assignment, encumbrance, attempted assignment or encumbrance. The provisions of this paragraph are not intended to reduce or limit the rights and remedies of Landlord in any manner whatsoever. In no event shall Landlord be obligated to apply the Escrow Shares to cure any Event of Default, and Landlord’s right to bring an action or special proceeding to recover damages or otherwise to obtain possession of the Premises before or after Landlord’s declaration of the termination of this Lease for non-payment of rent or for any other reason shall not be affected by reason of the fact that the Escrow Shares are held in escrow by Escrow Agent. The Escrow Shares and any amounts paid by Tenant under this Lease will not be a limitation on Landlord’s damages or other rights and remedies available under the Lease, or at law or equity, nor shall the release of Escrow Shares and/or payment of advance rental set forth in this Lease be a payment of liquidated damages.

19.2.4 Landlord at its option may, but shall not be obligated to, make any payment required of Tenant or comply with any agreement, term, covenant or condition, required hereby to be performed by Tenant. Landlord may enter the Premises for the purpose of correcting or remedying any default by Tenant and remain therein until such default has been corrected or remedied but such performance by Landlord shall not be deemed to waive or release Tenant’s default or the right of Landlord to take any action provided herein in the case of such default, and any cost, expense or expenditure incurred by Landlord in connection therewith together with interest thereon at the Interest Rate shall be deemed additional rent, payable on demand.

19.2.5 If this Lease is cancelled or terminated either by operation of law, by issuance of a dispossessory warrant, by service of a notice of cancellation or termination as herein provided or otherwise, or upon the occurrence of an Event of Default, Tenant shall nevertheless remain and continue to remain liable to Landlord for Fixed Annual Rent and Additional Rent reserved herein for the remainder of the Term and shall pay to Landlord the damages reserved elsewhere in this Lease. In such event Landlord may re-enter and repossess the Premises, using such force for that purpose as may be necessary without being liable to prosecution therefor. The word “re-enter” as used herein is not restricted to its technical legal meaning. If Landlord shall so re-enter, Landlord may repair and alter the Premises in such manner as to Landlord may seem necessary or advisable, and let or relet the Premises or any parts thereof for the whole or any part of the remainder of the Term or for a longer period, in Landlord’s name or as the agent of Tenant. Out of any rent received as a result of such letting or reletting, Landlord shall first pay to itself the cost and expense of repossessing (including, without limitation, attorneys fees), repairing or altering the Premises, and removing all persons and property therefrom; second, the cost and expense of operating and maintaining the Premises; third, the cost and expense of securing new tenants, and, fourth, any balance remaining on account of the liability of Tenant to Landlord for the sum equal to all fixed annual rent and additional rent reserved herein and unpaid by Tenant for the remainder of the Term. No re-entry by Landlord, whether under summary proceedings or otherwise, shall absolve or discharge Tenant from liability hereunder. Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord whether as advanced rent, Fixed Annual Rent or Additional Rent due from Tenant at the time of termination or re-entry, or at Landlord’s option, said sums may be applied against any damages payable by Tenant as a result of the cancellation or termination of this Lease as is provided for herein.

19.2.6 Notwithstanding any provision in this Lease permitting Tenant to cure any default within a specified period of time, if Tenant shall default (i) in the timely payment of Fixed Annual Rent or Additional Rent, and such default shall continue or be repeated for two (2) consecutive months or for a total of four (4) months in any period of twelve (12) months, or (ii) in the performance of any particular term, condition or covenant of this Lease more than two (2) times in any period of six (6) months, then, notwithstanding that such defaults shall have been cured within the period after notice, if any, as provided in this Lease, any further similar default shall be deemed to be deliberate and Landlord thereafter may serve a written five (5) day notice of termination of this Lease to Tenant without affording to Tenant an opportunity to cure such further default.

        19.3 Tenant hereby expressly waives service of any notice of intention to re-enter, except as otherwise permitted or provided by statute. Tenant hereby waives any and all rights to recover or regain possession of the Premises or to reinstate or to redeem this Lease or other right of redemption, except as otherwise permitted or provided by statute.

        19.4 Should any sums collected by Landlord after the payments referred to in paragraph 19.2 be insufficient to fully pay to Landlord a sum equal to all Fixed Annual Rent and Additional Rent reserved herein, the balance or deficiency for each month shall be paid by Tenant to Landlord on the first day of the next succeeding month, and Tenant shall be and remain liable for any such deficiency, and Landlord shall be entitled to retain any surplus. Tenant hereby expressly waives any defense that might be predicated upon the issuance of a dispossessory warrant or other cancellation or termination of this Lease.

        19.5 If Landlord shall have the right to hold Tenant liable as provided in paragraphs 19.2 and 19.4, Landlord shall have the option, in lieu thereof, forthwith to recover against Tenant and Tenant shall pay to Landlord, on demand, as and for liquidated and agreed final damages for Tenant’s default, an aggregate sum which, at the time of termination of this Lease or of recovery of possession of the Premises by Landlord, as the case may be, represents the then present worth of the excess, if any, discounted at the rate of four (4%) percent per annum, of the aggregate of the fixed annual rent and additional rent payable by Tenant hereunder that would have accrued for the balance of the Term over the then aggregate rental value of the Premises for the same period (such rental value to be computed on the basis of a Tenant paying not only a fixed annual rent to Landlord for the use and occupation of Premises, but also such additional rent as is required to be paid by Tenant under the terms of this Lease for the balance of the Term). If the Premises or any part thereof shall be relet by Landlord for the unexpired Term or any part thereof before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be deemed ma facie to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

        19.6 Suit or suits for the recovery of any deficiency or damages, or for a sum equal to any installment or installments of fixed annual rent and additional rent reserved herein, may be brought by Landlord from time to time at Landlord’s election. Nothing herein contained shall be deemed to require Landlord to delay any such suit or suits until the date when the Term would have expired had there been no default by Tenant and no cancellation or termination of this Lease by Landlord.

        19.7 Nothing in this Article 19 shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, or otherwise, an amount equal to the maximum allowed by any statute or rule of law governing such proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal to or less than the amount of the damages referred to in either of the preceding paragraphs.

        19.8 Each and every covenant contained in this Article 19 shall be deemed separate and independent and not dependent upon other provisions of this Lease, and the performance of any such covenant shall not be considered to be rent or other payment for the use of the Land or the Premises. The damages for failure to perform the same shall be deemed in addition to and separate and independent of the damages accruing by reason of the breach of any other covenant contained in this Lease.

        19.9 In the event of a breach or a threatened breach of this Lease by Tenant, Landlord shall have the right of injunction to restrain the same and the right to invoke any remedy allowed by law or in equity, as if specific remedies indemnity or reimbursement were not herein provided. The provision in this Lease for any remedy shall not preclude Landlord from any other remedy at law or in equity. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others herein or by law or equity provided.

        19.10 In all cases hereunder, and in any suit, action or proceeding of any kind between the parties, it shall be presumptive evidence of the fact of the existence of a charge being due, if Landlord shall produce a bill, notice or certificate of any public official entitled to give the same to the effect that such charge appears of record on the books in his office and has not been paid.

        19.11 No receipt of monies by Landlord from Tenant, after the expiration, cancellation or termination hereof shall reinstate, continue or extend the Term, or affect any notice theretofore given to Tenant or operate as a waiver of the right of Landlord to enforce the payment of fixed annual rent and additional rent reserved herein or to recover possession of the Premises by proper suit, action, proceedings or other remedy; it being agreed that, after the service of notice to cancel or terminate as herein provided and the expiration of the time therein specified, after the commencement of any suit, action, proceedings or other remedy, or after a final order or judgment for possession of the Premises, Landlord may demand, receive and collect any monies due, or thereafter falling due, without in any manner affecting such notice, suit, action, proceedings, order or judgment; and any and all such monies so collected shall be deemed to be payments on account of the use and occupation of the Premises, or at the election of Landlord, on account of Tenant’s liability hereunder.

        19.12 In the event of Termination, Tenant shall be granted access to the property, during ordinary business hours, for the purpose of removing or recovering all books, records, inventory, equipment and all other items of personal property (but excluding fixtures) for a period of thirty (30) days after termination.

20.    SUBORDINATION AND NON-DISTURBANCE.

        20.1 This Lease and all of the rights of Tenant hereunder are and shall be subject and subordinate to the lien of any Fee Mortgage now existing or hereinafter placed on the fee estate in the Premises, and to any and all renewals, modifications, consolidations, replacements, extensions or substitutions of any such Fee Mortgage(s), provided that with respect to Fee Mortgages, (i) Landlord shall deliver to Tenant a “non-disturbance” agreement from its current Fee Mortgagee on such Fee Mortgagee’s standard form non-disturbance agreement attached hereto as Exhibit H, and (ii) with respect to any future Fee Mortgages, Landlord shall use commercially reasonable efforts to cause any such future Fee Mortgagee to deliver to Tenant a “non-disturbance” agreement in form substantially similar to the form annexed hereto as Exhibit H, so long as no Event of Default shall have occurred.

20.1.1 Tenant agrees that, at the option of each Fee Mortgagee, neither the foreclosure of any Fee Mortgage nor the institution of any foreclosure proceedings shall, by operation of law or otherwise, result in cancellation of this Lease. In the event any proceedings are brought for the foreclosure of any such Fee Mortgage, Tenant shall attorn to the Fee Mortgagee, its designee or assignee or any purchaser at such foreclosure sale or grantee of a deed given in lieu of foreclosure (“Successor Landlord”) and recognize such Successor Landlord as Landlord under this Lease, and all rights and obligations under this Lease shall continue as though such foreclosure proceedings had not been brought;

20.1.2 Tenant shall execute and deliver to such Successor Landlord such further assurance and other documents, including a new lease upon the same terms and conditions as this Lease confirming such attornment; and

20.1.3 Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give it any right of election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder by reason of any such foreclosure proceeding.

               Upon the Successor Landlord succeeding to the rights of Landlord under this Lease and Tenant attorning and recognizing such Successor Landlord as Landlord under this Lease, subject to subparagraph 20.1.2, this Lease shall continue in full force and effect as a direct Lease between Tenant and the Successor Landlord upon and subject to all then executory terms, covenants and conditions of this Lease.

        20.2 The subordination of this Lease as provided in this Article 20 shall be automatic, without the execution of any further subordination agreement by Tenant. If, however, a written subordination agreement, consistent with all of the provisions of paragraph 20.1, is required by a Fee Mortgagee, Tenant shall immediately on demand execute, acknowledge and deliver the same and in the event of failure so to do, Landlord may, in addition to any other remedies for breach of this Lease by Tenant, execute, acknowledge, and deliver the same as the agent or attorney in fact of Tenant, and Tenant hereby irrevocably constitutes Landlord its attorney-in-fact coupled with an interest for such purpose.

        20.3 In no event shall any Fee Mortgagee which becomes a Successor Landlord be:

20.3.1 liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord prior to the date on which such Fee Mortgagee or its nominee or designee becomes owner of the fee interest in the Premises;

20.3.2 responsible for any monies owing by or on deposit with Landlord to the credit of Tenant whether in the nature of security or otherwise unless and to the extent such monies are delivered to such Fee Mortgagee;

20.3.3 subject to any counterclaim or set-off against Landlord which theretofore accrued to Tenant;

20.3.4 bound by any previous modification of this Lease (made while its Fee Mortgage was a lien against the Premises) or by any previous prepayment of fixed annual rent for more than one month unless same was done with the prior written consent of such Fee Mortgagee; or

20.3.5 liable to Tenant or the holder of any permitted leasehold mortgage beyond the interest of such Fee Mortgagee in the Premises and the rents, incomes, receipts, revenues, issues and profits issuing therefrom.

        20.4 If any act or omission by Landlord would give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant will not exercise such right unless Tenant has given written notice of such act or omission to each Fee Mortgagee whose name and address shall have been furnished to Tenant. If within ten (10) days after Tenant gives such notice, the Fee Mortgagee does not notify Tenant that it will remedy the act or omission in question, Tenant may exercise such rights. However, if Tenant receives such notice from a Fee Mortgagee, Tenant will not exercise such rights until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice by the Fee Mortgagee during which time such Fee mortgagee, with reasonable diligence, subject to unavoidable delays, has commenced and is continuing to remedy such act or omission or is causing it to be remedied.

21.    INTENTIONALLY OMITTED.

22.    SURRENDER.

        22.1 Tenant shall on the last day of the Term or on the sooner termination of this Lease peaceably and quietly surrender and yield up to Landlord the entire Premises (including any Alterations thereon unless Landlord, at its option, requires Tenant to remove same) vacant, free and clear of all lettings, subleases, occupancies, security agreements, liens or encumbrances in good order and condition, reasonable wear and tear and damage by insured casualty excepted.

        22.2 If, on the last day of the Term or on the date of the sooner termination of this Lease, provided that no Event of Default shall have occurred hereunder, Tenant shall have the right to remove its personal property and moveable trade fixtures, provided that Tenant immediately, at its sole cost, repairs and restores the Premises to the condition existing prior to installation thereof and repairs all damage to the Premises due to such removal. Except as provided in paragraph 19.12 above, any property not removed by Tenant prior to the expiration of the Term shall be deemed abandoned and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without notice to Tenant and without obligation to account therefor and shall Tenant shall pay to Landlord upon demand all costs and expenses incurred by Landlord in removing, storing or disposing of same and in restoring the Premises.

        22.3 If this Lease shall be cancelled and terminated as provided in subparagraphs 19.1.1, 19.1.2 or 19.1.3, Tenant, on or before the occurrence of any such event, shall perform any covenant contained in this Lease for the making of any Casualty Repairs, Restoration, Alteration or betterment to the Premises, or for restoring any part thereof. Upon the expiration or sooner termination of this Lease, the parties shall promptly conduct a joint inspection of the Premises for purposes of determining the condition of the Premises. If Tenant does not appear for the joint inspection within three (3) days after notice and demand for the same by Landlord, Landlord may unilaterally inspect the Premises or have such inspections conducted, and make determinations regarding the costs, fees and expenses for any such repairs or restorations of the Premises. For the breach of any such covenant Landlord shall be entitled to recover from Tenant and Tenant shall pay to Landlord as and for liquidated damages all costs, fees, and expenses for performing such covenant together with interest thereon at the Interest Rate.

        22.4 If Tenant or any subtenant of Tenant or anyone holding by, through, or under Tenant should fail to surrender possession of the Premises or any part thereof at the expiration of the Term, same shall constitute a “holding over” by Tenant for which Tenant is and shall be primarily liable, which possession shall be, at the sufferance of Landlord, subject to all of the provisions of this Lease, except that the Fixed Annual Rent shall be the greater of one hundred fifty (150%) percent of the Fixed Annual Rent in effect during the last month of the Term. Should Landlord incur any expense in removing Tenant or any such subtenant or person holding by or through or under Tenant who has failed to so surrender the Premises, Tenant shall and hereby agrees to reimburse Landlord for the cost and expense, including attorneys’ fees of removing such subtenant or such person, together with interest thereon at the Interest Rate, in addition to any other damages as provided for elsewhere in this Lease. Nothing contained in this Lease shall be deemed a consent or acquiescence by Landlord to any such “holding-over.” Landlord shall not be required to perform any work, furnish any materials or make any repairs within the Premises during the holdover period. If Tenant shall hold-over or remain in possession of any portion of the Premises beyond the Expiration Date, Tenant shall be subject not only to summary proceedings, but also to all costs, losses and damages related thereto, including, without limitation any damages arising out of any lost opportunities (and/or new leases) by Landlord to re-let the Premises or any part thereof. All damages to Landlord by reason of such holding over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.

        22.5 Notwithstanding anything to the contrary contained herein, all of Tenant’s obligations that arise or accrue during the term of this Lease which Tenant has not satisfied or has breached shall survive the termination or expiration of the term of this Lease including, without limitation, Tenant’s obligations in respect of compliance with laws, indemnity and insurance, removal of liens, and repairs.

23.    NO WAIVER.

        23.1 One or more waivers of any covenant or condition by Landlord shall not be construed as a waiver of a subsequent breach of the same or any other covenant or condition, and the consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be construed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord.

        23.2 The receipt by Landlord of Fixed Annual Rent or Additional Rent reserved herein with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No receipt of money by Landlord from Tenant or a person acting on behalf of Tenant after the cancellation or termination hereof shall (a) reinstate, continue or extend the Term, (b) affect any notice theretofore given to Tenant, (c) operate as a waiver of a right of Landlord to enforce payment of fixed annual rent or additional rent due or thereafter falling due or (d) operate as a waiver of the right of Landlord to recover possession of the Premises or pursue any other remedy in this Lease or at law provided.

        23.3 No payment by Tenant or receipt by Landlord of a lesser amount than the Fixed Annual Rent or Additional Rent reserved herein shall be deemed to be other than on account of the earliest stipulated fixed annual rent or additional rent. No endorsement or statement on any check or any letter accompanying any check or payment shall be deemed an accord and satisfaction and Landlord in either instance may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Annual Rent or Additional Rent or pursue any other remedy in this Lease or at law or equity provided. Receipt of Fixed Annual Rent or Additional Rent due hereunder by Landlord from any third party shall be without prejudice and shall not constitute a waiver by Landlord of the provisions of Article 18 or operate as a consent to any purported sale, assignment, mortgage, sublease or other transfer of this Lease, as a waiver of any breach by Tenant or as a release of Tenant from its obligations hereunder.

        23.4 If Tenant is in arrears in payment of Fixed Annual Rent, Tenant waives Tenant’s right, if any, to designate the items to which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items to which any such payments shall be credited.

24.    QUIET ENJOYMENT.

        24.1 Landlord covenants and agrees that upon Tenant’s paying the Fixed Annual Rent or Additional Rent reserved herein and timely performing and observing the covenants and provisions of this Lease on Tenant’s part to be performed and observed, Tenant shall peaceably and quietly enjoy the Premises without disturbance by or from Landlord, subject to terms and conditions of this Lease and any instrument to which this Lease is subordinate. This covenant shall be construed as running with the Premises to and against subsequent owners of the Premises and successors in interest and is not, nor shall it operate or be construed as a personal covenant by Landlord, except as to Landlord’s interest in the Premises so long as such interest continues. Thereafter it shall be deemed to be a covenant binding upon the successors in interest of Landlord to the extent of their interest as and when they shall acquire the same and so long as they may remain such successors in interest.

25.    ASSIGNMENT OF SUBLEASES - ATTORNMENT.

        25.1 Tenant hereby assigns, transfers and sets over to Landlord all of Tenant’s right, title and interest in and to each and every sublease now or hereafter executed and affecting the Premises or any part thereof, as well as all of the rents or other sums of money now or hereafter due and payable thereunder (“subrents”) and all security now held by or hereafter paid to Tenant which has been or may hereafter be deposited for the payment of subrents or the performance of any of the terms of such subleases, upon condition, however, that Landlord shall not enforce its rights and remedies under this Article 25, except upon the occurrence of an Event of Default. The provisions of this Article 25 shall be self-operative, provided that nothing contained in this Article 25 shall grant Tenant the right to sublease the Premises or any part thereof, Tenant’s right to sublease being set forth in Article 18 hereof. Upon notice from Landlord all subrents and other sums due under the sublease shall be paid directly to Landlord. Upon curing of such default within applicable grace periods, if any, the assignment with respect to the particular default in question shall be deemed cancelled. In confirmation of the foregoing assignment, Tenant shall execute, acknowledge and deliver to Landlord from time to time but not more than once each Lease Year, a separate assignment of subleases and subrents in recordable form and otherwise in form and substance satisfactory to Landlord.

26.    INTENTIONALLY OMITTED.

27.    SHORING, EXCAVATION OF ADJOINING PROPERTY, ENCROACHMENTS.

        27.1 If an excavation shall be made or authorized to be made for building or other purposes, upon land or streets adjacent to the Premises, Tenant shall afford to the person or persons causing such excavation license to enter upon the Premises for the purpose of doing such work as shall reasonably be necessary to protect or preserve the Premises from injury or damage and to support the same by proper shoring. Landlord shall not be liable for any inconvenience, annoyance, disturbance, loss of business or other damage arising therefrom and Tenant’s obligations hereunder shall not thereby be affected. Nothing contained in this Article 27 shall be construed as a waiver of any rights of Tenant against persons other than Landlord.

        27.2 If any adjoining building or structure encroaches or shall at any time encroach upon the Premises, no claim or demand or objection of any kind shall be made by Tenant against Landlord by reason of any such encroachment (unless such encroachment shall have been willfully and intentionally caused or approved by Landlord after the date hereof without Tenant’s consent) and no claim for abatement of Fixed Annual Rent or Additional Rent which may become due under this Lease shall be made by reason of any such encroachment or acts of or in connection with the removal thereof, and the rights, liabilities and obligations of the parties hereto shall be the same as if there were no such encroachment. In any legal proceedings relating thereto the Premises may properly and without prejudice be described according to the description herein contained without reference to any such encroachments. Landlord agrees to cooperate with Tenant in any proceedings brought by Tenant to remove any such encroachments, provided that the same shall be without cost, liability or expense to Landlord.

28.    JURY WAIVER.

        28.1 Tenant hereby waives trial by jury in any action or proceeding on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises. Regardless of the nature or ground of any summary proceeding or other action brought by Landlord to recover possession of the Premises, Tenant will not interpose any counterclaim (except for compulsory counterclaims) of any nature whatsoever. Nothing herein contained shall be deemed to prohibit Tenant from bringing a separate action against Landlord on account of any claim which Tenant may have against Landlord, provided, however, that Tenant shall not in the prosecution of any such claim (a) make a motion or otherwise request any court to join such claim with any proceeding instituted by Landlord to recover possession of the Premises, or (b) seek to have any such proceeding instituted by Landlord and any action or proceeding commenced by Tenant to be tried simultaneously. This Lease shall be construed and interpreted in accordance with the laws of the State of Florida applicable to agreements made and to be performed wholly within Florida. The parties consent to jurisdiction in the County of Alachua, City of Gainesville, and State of Florida and waive any claim of inconvenient forum. If Tenant is not a domestic or qualified Florida corporation, the Tenant shall appoint and maintain the registered agent required under Florida law as agent for service of process in Florida in any action brought by Landlord against the Tenant. Tenant shall provide Landlord annually with proof of such continued appointment. Notwithstanding such appointment, Landlord may serve Tenant with process in any action by any other lawful means or method. The failure to maintain the agent for service of process shall be a material breach of the Lease and an Event of Default.

29.    ESTOPPEL CERTIFICATES.

        29.1 Tenant shall at any time and from time to time, upon not less than twenty (20) days prior request by the Landlord or any Fee Mortgagee execute, acknowledge and deliver to the requesting party, a written certificate certifying: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications); and (b) the dates to which the fixed annual rent and additional rent have been paid in advance, if any; and (c) whether or not there is any Event of Default under this Lease and, if so, specifying each such default; and (d) whether or not any event has occurred or failed to occur which, with the passage of time or the giving of notice or both, would constitute such a default and, if so, specifying each such event; and (e) such other information as may be reasonably requested by Landlord or any Fee Mortgagee.

        29.2 It is intended that any certificate delivered pursuant to paragraph 29.1 may be relied upon by Landlord and any prospective purchaser or assignee, or Fee Mortgagees and their prospective assignees.

30.    NOTICES.

        30.1 Any notice or communication which either party is required to give to the other shall be in writing and shall be deemed given either (i) three (3) days after when sent by registered or certified mail, return receipt requested, or (ii) one (1) business day after when sent by nationally recognized overnight courier service providing for written evidence of delivery, addressed to the other at the address below set forth or to such other address as either party may from time to time direct by written notice given in the manner herein prescribed:

To Landlord at:

c/o Topspin Partners, L.P. Three Expressway Plaza Roslyn Heights, New York 11577 Attention: Mr. Leo A. Guthart

With a copy to:

Westerman Ball Ederer Miller & Sharfstein, LLP 170 Old Country Road, Suite 400 Mineola, New York 11501 Attention: Alan C. Ederer, Esq.

To Tenant at:

c/o Electro Energy Inc. 30 Shelter Rock Road Danbury, Connecticut 06810 Attention: Martin Klein

With a copy to:

Lev & Berlin 200 Connecticut Avenue Norwalk, CT 06854 Attention: Duane L. Berlin, Esq.

31.    BROKER.

        31.1 Each party represents that no broker or person, licensed or otherwise, brought the Premises to Tenant’s attention, or had any communication with Tenant in regard to the same, or was employed by either party. If any claim is made for brokerage commissions with respect to the Premises as a result of acts or actions of either party, such party, its successors and assigns, hereby agree to hold the other harmless and defend the other party, with counsel selected by such party, at the indemnifying party’s sole expense, from and against any and all such claims. Each party agrees that the foregoing representations shall inure to the benefit of the other, its successors or assigns. Each party agrees to give testimony to this effect in case any action or proceeding is instituted by any real estate broker or any person, licensed or otherwise, in connection with this transaction.

        31.2 The provisions of this Article 31 shall survive the termination or expiration of this Lease.

32.    SELF-HELP.

        32.1 If Tenant shall default in the performance of observance of any agreement or condition in this Lease contained on its part to be performed or observed other than an obligation to pay money and shall not cure such default within the times provided in this Lease (or shall not within said period commence to cure such default and thereafter prosecute the curing of such default to completion with due diligence), Landlord may, at its option, without waiving any claim for breach of this Lease, at any time thereafter cure such default for the account of Tenant. Any amount paid by or on behalf of Landlord in so doing shall be deemed paid or incurred for the account of Tenant, and Tenant agrees to reimburse Landlord therefor or save Landlord harmless therefrom. The foregoing notwithstanding Landlord may cure any such default as aforesaid prior to the expiration of said grace period but after notice to Tenant, if the curing of such default prior to the expiration of said grace period is reasonably necessary to protect the Premises or any part thereof or Landlord’s interest therein, or to prevent injury or damage to persons or property. If Tenant shall fail to reimburse Landlord upon demand for any amount paid for the account of Tenant hereunder, said amount together with interest thereon at the Interest Rate shall be deemed additional rent and shall become due on demand or together with the next installment of fixed annual rent due hereunder, whichever is sooner.

        32.2 Bills for any expenses incurred by Landlord in connection with any such performance by it for the account of Tenant, and bills for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees and disbursements, involved in collecting or endeavoring to collect the Fixed Annual Rent or Additional Rent or any part thereof or enforcing or endeavoring to enforce any rights against Tenant or Tenant*s obligations hereunder, under or in connection with this Lease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings or in recovering possession of the Premises after a default by Tenant or upon the expiration or sooner termination of this Lease, and interest on all sums advanced by Landlord under this Article at the Interest Rate, may be sent by Landlord to Tenant monthly, or immediately, at its option, and such amounts shall be due and payable as Additional Rent in accordance with the terms of such bills.

33.    INDEMNIFICATION BY TENANT.

        33.1 Except to the extent arising from Landlord’s negligence, willful misconduct or breach of this Lease or the Asset Purchase Agreement, Tenant will protect, indemnify and save Landlord harmless from and shall defend Landlord against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses) imposed upon or incurred by or asserted against Landlord by reason of: (a) ownership of the Premises during the Term or any interest therein, or receipt of any Rent or other sum therefrom (other than liabilities or claims arising out of any Pre-Existing Environmental Condition or Landlord’s activities in connection with the clean-up and/or remediation thereof); and (b) any accident, injury to or death of persons or loss of or damage to property, occurring during the Term or thereafter while Tenant is in possession of the Premises, on or about the Premises, or any part thereof or the adjoining sidewalks, curbs, streets or ways, vaults and vault space, if any; and (c) any use, non-use or condition of or occurrence at the Premises or any part thereof or the adjoining sidewalks, curbs, vaults and vault space, if any, streets or ways; and (d) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; and (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof. In case any action, suit or proceeding is brought against Tenant by reason of any such condition or occurrence, Tenant, upon Landlord’s request, will at Tenant’s expense resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel designated by Tenant and approved by Landlord; and (f) any work or thing whatsoever done, or any condition created, at the Premises during the Term; and (g) any act, omission or negligence of Tenant or any of its subtenants, licensees, agents, employees, officers, directors or contractors.

        33.2 In case any action or proceeding is brought against Landlord or its or their partners, joint venturers, directors, officers, agents or employees by reason of any matter contemplated by this Article 33, Tenant, upon notice from Landlord, shall, at Tenant’s sole cost and expense, resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord).

        33.3 The obligation of Tenant under this Article 33 shall survive any expiration or termination of this Lease.

34.    LIMITATION OF LIABILITY.

        34.1 Notwithstanding anything contained to the contrary in this Lease, whether express or implied, it is agreed that Tenant (and anyone claiming by, through or under Tenant, including, without limitation, Tenant’s principals, agents, representatives or employees) shall look only to Landlord’s estate, property and interest in and to the Premises in the event of any claim against Landlord arising out of or in connection with this Lease or the relationship of Landlord and Tenant. No other property or assets of Landlord, or its directors, officers, trustees, beneficiaries, shareholders, partners or other principals (disclosed or undisclosed) shall be subject to levy, execution or other enforcement procedures for the satisfaction of any such judgment (or other judicial process) or any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or all of them or the Premises. The interest in and to the Premises of Landlord under this Lease shall include, without limitation, the rents, income, receipts, revenues, issues and profits issuing from the Premises, any insurance policies required by this Lease and the premiums or proceeds thereof, any money or securities deposited by Tenant with Landlord, any surety or performance bonds provided by Tenant hereunder the proceeds therefrom, and any Award in any condemnation proceedings or by reason of a temporary taking of the Premises and any real estate tax refunds, subject to the rights of third parties to all or any part of the foregoing items. In confirmation of the foregoing, if Tenant or anyone claiming through Tenant acquires a lien on any such other property or assets of Landlord by judgment or otherwise, Tenant (or such party) shall promptly release such lien by executing, acknowledging and delivering an instrument in recordable form to that effect. If Tenant (or such party) fails to do so, Landlord may do so in Tenant’s name (or the name of such party) and Tenant hereby irrevocably appoints Landlord its attorney-in-fact, coupled with an interest to do so. Such instrument of release shall not release any such lien on the interest of Landlord in the Premises. Tenant hereby waives the right of specific performance and any other remedy allowed in equity if specific performance of such other remedy could result in any liability of Landlord for the payment of money to Tenant, or to any court or governmental authority (by way of fines or otherwise) for Landlord’s failure or refusal to observe a judicial decree or determination, or to any third party. The parties agree and acknowledge that the foregoing in no way limits or qualifies Tenant’s rights and remedies under and with respect to any other agreement, document or instrument, including without limitation the Asset Purchase Agreement and the documents referred to therein.

        34.2 If Tenant shall request Landlord’s consent, or the execution and delivery by Landlord of any document, or the performance by Landlord of any act, pursuant to this Lease, and Landlord shall fail or refuse to give such consent, or execute and deliver such document, or perform such act, Tenant shall not be entitled to any damages for any failure or refusal by Landlord, Tenant’s sole remedy shall be an action for specific performance or injunction, and with respect to any requested consent, such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent or where as a matter of law Landlord may not unreasonably withhold its consent.

35.    ARBITRATION.

        35.1 In such cases where this Lease provides for the settlement of a dispute by arbitration, such arbitration shall be conducted by the American Arbitration Association (or any successor body of comparable function) in the City of Gainesville, County of Alachua, and State of Florida in accordance with the rules then obtaining of said Association (or such successor). The arbitrator(s) shall be bound to render an award solely in accordance with the terms of this Lease and shall not by such award increase, decrease or limit the obligations of the parties hereunder. A judgment upon an award rendered in accordance with the foregoing may be entered in any court, federal or state, having jurisdiction there over. Any Fee Mortgagee whose mortgage expressly so provides shall have the right to participate in any such arbitration, and prompt notice thereof shall be given to each such Fee Mortgagee by the party requesting such arbitration, provided and to the extent such party shall have been previously notified of the name and address of such Fee Mortgagee. The fees and expenses of any arbitration shall be borne by the parties equally, but each party shall bear the expense of its own attorneys and experts and of presenting its own proof.

36.    NON-MERGER.

        36.1 There shall be no merger of this Lease, nor of the leasehold estate created by this Lease, with the fee estate in the Premises by reason of the fact that this Lease or the leasehold estate created by this Lease or any interest in this Lease or any such leasehold estate may be held, directly or indirectly, by or for the account of any person or persons who shall own the fee estate in the Premises, or any interest therein. No such merger shall occur unless and until all persons at the time having an interest in the fee estate in the Premises and all persons having an interest in this Lease, or in the leasehold estate created by this Lease, shall join in a written instrument effecting such merger and shall duly record the same.

37.    OPTION TO PURCHASE.

        37.1 Landlord hereby grants to the originally named Tenant herein (the “Named Tenant”), and Named Tenant hereby accepts from Landlord, the right to purchase the Premises pursuant to the terms and conditions of this Article 37 of the Lease and the contract of sale attached hereto as Exhibit E (the “Contract of Sale”). Notwithstanding anything to the contrary contained herein, this option is contingent upon Tenant’s obtaining all required governmental approvals from all applicable governmental authorities for the subdivision of the Premises into one (1) separate and distinct tax lot, at Tenant’s sole cost and expense, and in the event that such subdivision is not obtained with one hundred eighty (180) days after the date of exercise of such option, such option shall be deemed null and void and any downpayment or deposit tendered by Tenant in connection with the option or Contract of Sale pursuant to Section 37.2 of this Lease shall be immediately returned by Landlord to Tenant.

        37.2 In the event Named Tenant elects to purchase the Premises pursuant to the option herein granted, Named Tenant shall deliver to Landlord written notice of its election to purchase the Premises (“Named Tenant’s Purchase Notice”) sixty (60) days prior to the expiration of the second Lease Year of the Term of this Lease, time being of the essence with respect thereto. Named Tenant’s Purchase Notice shall (i) set forth the closing date of the transfer of title, which shall be the later of (a) the last day of the second Lease Year of the term of this Lease, or (b) ten (10) days following the date the Purchase Price for the Premises is determined pursuant to subsection (c) below; (ii) include two original executed counterpart Contracts of Sale in the form attached hereto as Exhibit E(leaving blank the Purchase Price which shall be calculated pursuant to subsection (c) below), and (iii) include a certified or official bank check for the downpayment in the amount of Five Hundred Thousand Dollars ($500,000.00) payable to the order of the escrow agent designated pursuant to the Contract of Sale. In the event Named Tenant fails to timely or properly exercise the option to purchase the Premises in the manner set forth herein, Named Tenant’s rights under this Article 37 of the Lease or cannot obtain such subdivision approval on or before the date set forth in Section 37.1 herein, such option shall be null and void and of no further force and effect. Upon Named Tenant’s exercise of the option and Named Tenant’s full payment of the downpayment required under the Contract of Sale, the Contract of Sale shall be deemed to be in full force and effect, without the execution thereof or of any other documents by the parties, except with regard to the final determination of the Purchase Price as determined pursuant to subsection (c) below and the subdivision approval. Notwithstanding the foregoing, Landlord shall countersign the Contract of Sale upon the parties agreement of the Purchase Price amount pursuant to the terms of subsection 37.3 below.

        37.3 The purchase price to be paid by Named Tenant for the Premises (the “Purchase Price”) shall be equal to the fair market value of the Premises as of the day Named Tenant exercised the Option, free and clear of all liens, restrictions and encumbrances (other than the Permitted Exceptions as defined in the Contract of Sale). The “fair market value” shall be further determined in accordance with the following procedure:

i.	The parties shall use commercially reasonable, good faith efforts to attempt to agree on the fair market value of the Premises within fifteen (15) days following the Named Tenant’s Purchase Notice. If the parties shall be unable to agree in writing as to such fair market value within such fifteen (15) day period, the fair market value shall be determined in the following manner. Within ten (10) days after the expiration of such 15 day period, each party shall appoint an appraiser who shall be a licensed commercial MAI real estate appraiser having at least five (5) years’ experience in the appraisal of commercial real property in the City of Gainesville, State of Florida. If either party shall fail to timely appoint an appraiser, the sole appointed appraiser shall proceed conclusively and unilaterally to determine such fair market value. If the two appraisers are so timely appointed, they each shall render a written appraisal of the fair market value within thirty (30) days of such engagement. If the higher of such two appraisals is not greater than 120% of the lower of such two appraisals, the fair market value shall be deemed to be the arithmetical mean of the two appraisals; otherwise, the two appraisers shall agree, within ten (10) days of the receipt of the second appraisal, upon a third appraiser of equal qualification. If the two appraisers shall be unable to agree on the selection of a third appraiser within such ten (10) day period, then either party may request such appointment by the then President of the Gainesville Alachua County Association of Realtors, or any successor organization of comparable function if such Association is not in existence and if there is no such successor organization or if such President shall fail or refuse to make such appointment within twenty (20) days after being requested by either party to do so, then by a justice of the Circuit Court of the State of Florida in the County of Alachua or any successor court of similar jurisdiction. The decision of the third appraiser shall be binding and conclusive upon the parties. The fees of the appraiser designated by a party shall be borne by that party. The fees of the third appraiser shall be borne equally by Landlord and Named Tenant.

ii.	The appraisals shall be made based on the highest and best use of the Premises, which the parties hereby agree is for use as a manufacturing and distribution facility.

iii.	Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that the current rental payable by Named Tenant under this Lease is below the fair market rental value of the Premises, and that such rental amount shall be completely disregarded by the parties and any appraisers in computing the fair market value for the purchase of the Premises. Further, the parties agree that notwithstanding anything contained herein to the contrary, including, but not limited to, any appraiser’s determination of the fair market value, in no event shall the fair market value of the Premises be less than Five Million Four Hundred Thousand ($5,400,000.00) Dollars.

        37.4 The parties agree that once the fair market value of the Premises is determined in accordance with the terms of subsection (c) above, the Contract of Sale shall be amended and changed to reflect the Purchase Price as so determined and Landlord shall execute the Contract of Sale and deliver a fully executed original of such to Tenant.

        37.5 The Named Tenant’s purchase option herein shall be conditioned upon no Event of Default having occurred hereunder and upon this Lease being in full force and effect on the date of Landlord’s receipt of Named Tenant’s Purchase Option, and on the closing date of the purchase of the Premises. Any termination, cancellation, surrender, assignment or sublet of the interest of Named Tenant under this Lease at any time during the Term shall terminate the Named Tenant’s purchase option hereunder.

        37.6 Upon the closing of the sale of the Premises to Tenant, this Lease shall automatically terminate and shall be of no force or effect except for any of the terms and conditions herein which expressly survive the termination of this Lease, and the monthly installment of Fixed Annual Rent for the month of the closing shall be proportionately adjusted between the parties to the date of closing pursuant to the terms of the Contract of Sale.

38.    ENTIRE AGREEMENT.

        38.1 This Lease sets forth all of the agreements, conditions and understandings between Landlord and Tenant relative to the Premises, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, expressed or implied, between them other than as herein set forth. Any agreements between Landlord and Tenant prior to the date hereof are merged herein.

39.    NO ORAL MODIFICATION.

        39.1 Any agreement hereafter made shall be ineffective to change, waive, modify, discharge, terminate or effect an abandonment of this Lease in whole or in part unless such agreement is in writing and signed by the party against whom such change, waiver, modification, discharge, termination or abandonment is sought to be enforced.

40.    SUCCESSORS AND ASSIGNS.

        40.1 The covenants and agreements herein contained shall be binding upon and inure to the benefit of Landlord and Tenant their respective successors and permitted assigns, provided, however, that no violation of the provisions of Article 18 shall operate to vest any rights in any successor or assignee of Tenant.

41.    INDEX AND PARAGRAPH HEADINGS.

        41.1 The index, paragraph headings and “Whereas” clauses are inserted herein only for convenience and are in no way to be construed as a part of this Lease or as a limitation in the scope of the particular paragraphs to which they refer.

42.    INVALIDITY OF PARTICULAR PROVISIONS.

        42.1 If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

        42.2 Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed or observed is and shall be deemed to be a separate and independent covenant of Tenant not dependent upon any other provision of this Lease except as otherwise expressly provided.

        42.3 If any rate of interest herein provided to be paid shall exceed the then maximum legal rate of interest, such interest rate shall be deemed to be reduced so that same shall in no event exceed the then maximum legal interest rate.

43.    MECHANICS' LIENS AND OTHER LIENS.

        43.1 Nothing contained in this Lease shall be deemed, construed or interpreted to imply any consent or agreement on the part of Landlord to subject Landlord’s interest or estate to any liability under any mechanic’s or other lien law. If any mechanic’s or other lien or any notice of intention to file a lien is filed against the Premises or any part thereof, for any work, labor, services or materials claimed to have been performed or furnished for or on behalf of Tenant or anyone holding any part of the Premises through or under Tenant, Tenant shall cause the same to be cancelled and discharged of record by payment, bond or order of a court of competent jurisdiction within fifteen (15) days after notice by Landlord to Tenant.

44.    INTERPRETATIONS.

        44.1 The terms “Landlord”and “Tenant” whenever used herein except as may otherwise be provided herein shall mean only the owner at the time of Landlord’s or Tenant’s interest herein, and, upon any sale or permitted assignment of the interest of either Landlord or Tenant herein, their respective successors in interest or assigns shall, during the term of their ownership of their respective estates herein, be deemed to be Landlord or Tenant, as the case may be.

45.    NO OFFER.

        45.1 This Lease shall neither be deemed to be an offer to lease or sell all or any part of the Premises nor shall it be binding or effective for any purpose whatsoever unless and until this Lease is executed and acknowledged by Landlord and Tenant and originals thereof exchanged and delivered.

46.    MEMORANDUM OF LEASE.

        46.1 Tenant may not record this Lease or any memorandum hereof.

47.    GUARANTY.

        47.1 As a material inducement for Landlord to enter into the Leases, Tenant’s obligations under all of the Leases are being guaranteed by Electro Energy Inc. (“Guarantor”), pursuant to the Guaranty of Lease in the form annexed hereto as Exhibit G, executed of even date herewith.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

LANDLORD:

Lithium Nickel Asset Holding Company I, Inc.

By:	/s/ Leo A. Guthart

Name:	Leo A. Guthart
Title:	Chairman Hereunto Duly Authorized

TENANT:

EEI Acquisition Co., LLC

By:	/s/ Martin G. Klein

Name:	Martin G. Klein
Title:	Chief Executive Officer Hereunto Duly Authorized